EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

between

HE-MAN LLC

as Borrower,

and

MAXIMILIAN INVESTORS LLC

as Lender

Dated as of _______________, 2011

Table of Contents

SECTION 1	DEFINITIONS	1

1.1	UCC Definitions	1
1.2	Accounting Definitions and Financial Statements	1
1.3	Certain Defined Terms	2
1.4	Other Definitional Provisions	15
1.5	Construction	16

SECTION 2	LOAN AND COLLATERAL	16

2.1	Loan.	16
2.2	Use of Proceeds	18
2.3	Interest and Fees.	18
2.4	Prepayment	19
2.5	Bank Expenses	19
2.6	General Provisions Regarding Payments and Principal Payments.	19
2.7	Grant of Liens	20
2.8	Preservation of Collateral and Perfection of Security Interests Therein.	22
2.9	Possession of Collateral and Related Matters	23
2.10	Release of Security Interests	23
2.11	Taxes.	23
2.12	Blocked Account(s)	24
2.13	Waterfall For Expense Payments	25
2.14	Participation Bonus	25
2.15	Net Profits Bonus	25

SECTION 3	CONDITIONS TO CLOSING AND ADVANCES	25

3.1	Conditions to Closing	25
3.2	Conditions for Future Advances	28

SECTION 4	REPRESENTATIONS AND WARRANTIES	29

4.1	Organization, Powers, Capitalization.	29
4.2	Authorization of Borrowing; No Conflict	30
4.3	Financial Condition.	30
4.4	Account Warranties	31
4.5	Names, Entity Changes	32
4.6	Jurisdictions; Locations; FEIN	32
4.7	Title to Properties; Liens	32
4.8	Litigation; Adverse Facts	33
4.9	Payment of Taxes	33
4.10	Performance of Agreements	33
4.11	Employee Benefit Plans	33
4.12	Intellectual Property	34
4.13	Broker’s Fees	34

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4.14	Environmental Compliance	34
4.15	Solvency	35
4.16	Disclosure	35
4.17	Insurance	35
4.18	Compliance with Laws.	35
4.19	Bank Accounts	36
4.20	Subsidiaries and Affiliates.	36
4.21	Employee Matters	36
4.22	Governmental Regulation	36
4.23	Receivables and Payables	36
4.24	Trade Relations	36
4.25	Absence of Defaults	36
4.26	Material Contracts	37
4.27	Other Closing Transactions	37

SECTION 5	AFFIRMATIVE COVENANTS	37

5.1	Financial Statements and Other Reports	37
5.2	Access to Accountants	41
5.3	Inspection	41
5.4	Collateral Records	42
5.5	Account Covenants; Verification.	42
5.6	Corporate Existence	42
5.7	Payment of Taxes	42
5.8	Maintenance of Properties; Insurance	43
5.9	Compliance with Laws	43
5.10	Further Assurances	43
5.11	Collateral Locations	43
5.12	Landlords and Bailees	43
5.13	Use of Proceeds and Margin Security	44
5.14	Revisions or Updates to Schedules	44
5.15	Accuracy of Information	44
5.16	Delivery of Certain Collateral; Requirements to Give Notice of Future Acquisition of Certain Collateral	44
5.17	SEC Filings	46

SECTION 6	NEGATIVE COVENANTS	46

6.1	Indebtedness	46
6.2	Transfers, Liens and Related Matters.	46
6.3	Restriction on Fundamental Changes	47
6.4	Transactions with Affiliates	47
6.5	Environmental Liabilities	47
6.6	Conduct of Business	47
6.7	Compliance with ERISA	47
6.8	Subsidiaries	48
6.9	Fiscal Year	48

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6.10	Press Release; Public Offering Materials	48
6.11	Payments on and Amendments to Subordinated Debt	48
6.12	Organizational Documents	48
6.13	No Impairment of Restricted Payments	48
6.14	Advances, Loans or Investments	48
6.15	Management or Consulting Fees	48
6.16	Financial Covenants	49
6.17	Executive Compensation	49
6.18	Mineral Shipments	49

SECTION 7	DEFAULTS, RIGHTS AND REMEDIES	49

7.1	Event of Default	49
7.2	Acceleration	51
7.3	Remedies	52
7.4	Appointment of Attorney-in-Fact	53
7.5	Limitation on Duty of Lender with Respect to Collateral	53
7.6	Application of Proceeds	53
7.7	License of Intellectual Property	53
7.8	Waivers, Non-Exclusive Remedies	54

SECTION 8	MISCELLANEOUS	54

8.1	Assignments and Participations	54
8.2	Entire Understanding.	55
8.3	Set Off	55
8.4	Expenses	55
8.5	Indemnity	56
8.6	Amendments and Waivers	56
8.7	Notices	56
8.8	Survival of Warranties and Certain Agreements.	57
8.9	Indulgence Not Waiver	58
8.10	Marshaling; Payments Set Aside	58
8.11	Entire Agreement	58
8.12	Independence of Covenants	58
8.13	Severability	58
8.14	Headings	58
8.15	APPLICABLE LAW	59
8.16	Successors and Assigns	59
8.17	No Fiduciary Relationship; Limitation of Liabilities.	59
8.18	CONSENT TO JURISDICTION	59
8.19	WAIVER OF JURY TRIAL	60
8.20	Construction	60
8.21	Counterparts; Effectiveness	60
8.22	No Duty	60
8.23	Communications by Borrower to Lender	60
8.24	Confidentiality	61
8.25	Electronic Execution of Loan Documents	61

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Exhibits and Schedules

Exhibit A – Form of Advance Request
Exhibit B – Form of Release Request
Exhibit C – Intentionally Omitted
Exhibit D – Budget
Exhibit E – Mining Report

Schedule 1.1(A) – Existing Liens
Schedule 2.2 – Use of Initial Loan Proceeds
Schedule 4.1(B) – Capitalization
Schedule 4.3(C) – Pro Forma and Projections
Schedule 4.5 – Names
Schedule 4.6 – Locations; FEIN
Schedule 4.8 – Litigation; Adverse Facts
Schedule 4.9 – Payment of Taxes
Schedule 4.11 – Pension Benefit Plans and Multiemployer Plans
Schedule 4.12 – Intellectual Property
Schedule 4.14 – Environmental Compliance
Schedule 4.17 – Insurance
Schedule 4.18 – Licenses and Permits
Schedule 4.19 – Deposit Accounts , Securities Accounts and Commodity Accounts
Schedule 4.20 – Subsidiaries and Affiliates
Schedule 4.21 – Employee Matters
Schedule 4.26 – Material Contracts
Schedule 5.16(i) – Chattel Paper, Instruments and Documents
Schedule 5.16(ii) – Investment Property and Commodity Contracts
Schedule 5.16(iii) – Letters of Credit and Letter of Credit Rights
Schedule 5.16(iv) – Commercial Tort Claims
Schedule 6.1 –Indebtedness
Schedule 6.4 – Transactions with Affiliates

-iv-

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (“Agreement”) is dated as of __________, 2011, and entered into by and between HE-MAN LLC, a Nevada limited liability company, (“Borrower”), with a mailing address of 2607 Sara Ridge Lane, Katy, Texas 77450 and MAXIMILIAN INVESTORS LLC, a Delaware limited liability company with a mailing address of 152 West 57th Street, New York, New York 10019 (the “Lender”).

RECITALS

WHEREAS, Borrower desires to establish financing arrangements with Lender and Lender is willing to make loans and extensions of credit to Borrower, which will be used by Borrower in accordance with Section 2.2 hereof; and

WHEREAS, Borrower desires to secure its Obligations under the Loan Documents, by, inter alia, granting to Lender a security interest in and lien upon all of the property and assets of Borrower.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

SECTION 1         DEFINITIONS

1.1           UCC Definitions.  Unless otherwise defined herein, the following terms shall have the respective meanings given to them in Article 9 and/or Article 8 of the UCC:  Accessions, Accounts, Account Debtor, As-Extracted Collateral, Chattel Paper (and Electronic Chattel Paper and Tangible Chattel Paper), Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Financial Assets, Instruments, Inventory, Investment Property, Letter of Credit Rights, Money, Negotiable Instruments, Payment Intangibles, Proceeds, Promissory Notes, Records, Securities Account, Security (and Certificated Security and Uncertificated Security), Security Entitlement, Software and Supporting Obligations.

1.2           Accounting Definitions and Financial Statements.  As used in this Agreement, the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.3 or elsewhere in this Agreement shall have the respective meanings given to them under GAAP.  All financial statements and other financial information furnished to Lender pursuant to Section 5.1 shall be prepared in accordance with GAAP and past practices, consistently applied. Notwithstanding anything to the contrary contained in the foregoing, for the purposes of calculating Borrower’s compliance with the financial covenants set forth in Section 6.16 hereof and determining the meaning of any accounting term not otherwise defined hereunder and used in the definitions used in the calculation of such financial covenants, “GAAP” shall mean generally accepted accounting principles in effect on and consistent with those used in the preparation of the Financial Statements for the fiscal year ended on December 31, 2010, provided that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.16 hereof or the definition of any such term defined under GAAP used in such calculations, Lender and Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Lender and Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, provided further, that, until any such amendments have been agreed upon, the covenants in Section 6.16 hereof shall be calculated as if no such change in GAAP had occurred and in any such circumstances, Borrower shall provide additional financial statements or supplements thereto, attachments to compliance certificates and/or calculations regarding financial covenants as Lender may reasonably require in order to provide the appropriate financial information to be provided hereunder with respect to Borrower both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants in accordance with the foregoing proviso.

1.3           Certain Defined Terms.  The following terms used in this Agreement shall have the following meanings:

“Advance(s)” means any monies advanced or credit extended to Borrower, by Lender under this Agreement.

“Affiliate” means, as to any Person (specifically including Borrower), any other Person (the “affiliated Person”): (a) directly or indirectly controlling, controlled by, or under common control with such Person; (b) directly or indirectly owning, controlling or holding five percent (5%) or more of any Equity Interests of such Person; (c) directly or indirectly controlling or holding five percent (5%) or more of Equity Interests of such affiliated Person having ordinary voting power for the election of members of the Board of such Person or the power to direct or cause the direction of management of such Person, is directly or indirectly owned or held by such Person; or (d) which affiliated Person has a senior executive officer who is also a senior executive officer of any such Person.

“Agreement” means this Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.

“Asset Disposition” means the disposition, in any transaction or series of related transactions, whether by sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition or exchange, of any of the assets of Borrower (whether such assets are now owned or hereafter acquired), including without limitation the Red Arrow Mine or any of the claims, rights or interests related thereto, in each case whether or not consideration therefor consists of cash, Securities or other assets of any Person.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Blocked Account(s)” shall have the meaning assigned to such term in Section 2.12.

“Board” means, as to any Person other than an individual, the board of directors (or any equivalent body of partners, members or managers) having governance and management over such Person).

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement and shall extend to all successors and permitted assigns of Borrower.

“Broker Fees” means broker fees negotiated by and owing by Borrower to MZM Capital Management/Financial West Group, not to exceed either three percent (3.0%) of Advances or $750,000, payable by Borrower in accordance with Borrower’s agreement(s) with such broker, if determined not to be violative of federal or state securities laws.

“Budget” shall have the meaning assigned to such term in Section 6.16.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in such state are permitted to be closed.

“Capital Expenditures” means expenditures (whether paid in cash or accrued as liabilities and including expenditures for Capitalized Lease Obligations) by Borrower that are required by GAAP to be included in or reflected by the property, plant, equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrower.

“Capitalized Lease” means: (a) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of Borrower, and (b) any other such lease, the obligations under which are capitalized on the balance sheet of Borrower.

“Capitalized Lease Obligation” means any and all indebtedness, obligations and indebtedness under any Capitalized Lease.

“Casualty Event” means the occurrence of any of the following events: (i) any asset or property owned by Borrower is damaged or destroyed, or suffers any other loss or (ii) any asset or property owned by Borrower is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose for which such asset or property was used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise.

“Change of Control”  means any of the following:  (a) the failure of (i) Rocky V. Emery or Craig Liukko to remain actively engaged in the management of Borrower or (ii) Rocky V. Emery to be the sole Manager of Borrower; (b) the failure of Rock Energy to hold 100% of the voting Equity Interests of Borrower; (c) the failure of Rocky V. Emery to hold more than 10% of the voting Equity Interests of Rock Energy; (d) any Person or group of Persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) or family shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of a percentage of the voting Equity Interests of Rock Energy which is greater than the percentage owned by Rocky V. Emery at such time, or (e) occupation of a majority of the seats on the Board of Borrower by Persons who were not either (i) a member of the Board of Borrower on the Closing Date or (ii) a Person nominated for election to and/or appointed as a member of the Board of Borrower by a majority of the members of the Board at the time of such nomination or appointment who were either (x) members of the Board on the Closing Date or (y) nominated and/or appointed to the Board in accordance with this clause (ii).

“Closing Date” means ______________, 2011.

“Closing Pro Forma” means the unaudited balance sheet of Borrower as of the Closing Date after giving effect to the Transactions contemplated by this Agreement.  The Pro Forma balance sheet of Borrower is annexed hereto as part of Schedule 4.3(C).

“Collateral” means, collectively, (a) any and all assets of Borrower on which a Lien in favor of Lender has been created and/or granted to secure the Obligations under the Loan Documents, specifically including without limitation, the property and assets of Borrower described in Section 2.7, (b) the [Mortgage] on the Mines, and (c) the pledge described in Section 2.7(C).

“Confidential Information” has the meaning assigned to that term in Section 8.24.

“Control” means, with respect to any Person (other than an individual), the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of any Equity Interests and/or the ability to exercise voting power, by contract or otherwise, and “controlling” and “controlled” and “under common control”, with respect to any Person (other than an individual), have meanings correlative thereto.

“Credit Facility” has the meaning set forth in Section 2.1(A)(i).

“Default” means a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning assigned to that term in Section 2.3(A).

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan) which (a) is maintained for employees of any member of the ERISA Affiliate Group or (b) has at any time within the preceding six (6) years been maintained for the employees of any current of former member of the ERISA Affiliate Group.

“ECC” means Energy Capital Corporation, a Nevada corporation.

“Environmental Claims” means claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to Hazardous Materials.

“Environmental Laws” means any present or future Laws (as implemented and as interpreted) governing the manufacture, possession, generation, processing, treatment, control, removal, disposal, disposition, storage, transportation, handling, spill, release or discharge of, or the abatement or remediation of or any corrective or response action relating to, Hazardous Materials, including as provided in the provisions of (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (42 U.S.C. §§9601 et seq.) (b) the United States federal Solid Waste Disposal Act, (c) the United States federal Clean Water Act, (d) the United States federal Clean Air Act, (e) the Hazardous Materials Transportation Act (49 U.S.C. §§1801, et seq.), (f) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§6901 et seq.), (g) the United States federal Water Pollution Control Act Amendments of 1972, (h) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.), (i) any and all comparable and/or similar Laws of any foreign government (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government), (j) the rules, regulations and ordinances of the United States Environmental Protection Agency, (or any equivalent environmental regulatory or protection agency or instrumentality of any state, territorial, provincial, local or foreign government), and any departments of health services, regional water quality control boards, state water resources control boards, and/or cities in which Borrower’s assets are located and (k) any consent orders or consent decrees or any similar voluntary agreements entered into between any applicable Person and any applicable Governmental Authority (specifically including the United States Environmental Protection Agency, (or any equivalent environmental regulatory or protection agency or instrumentality of any state, territorial, provincial, local or foreign government), or any injunctions, orders or decrees issued by any such applicable Governmental Authority with respect to any such applicable Person and/or its property and assets, regarding the manufacture, possession, generation, processing, treatment, control, removal, disposal, disposition, storage, transportation, handling, spill, release or discharge of, or the abatement or remediation of or any corrective or response action relating to, Hazardous Materials by such applicable Person and/or on any real property owned or operated by such applicable Person.

“Equipment” means and includes as to Borrower, all of Borrower’s equipment and other goods (other than Inventory), farm products or consumer goods, whether now owned or hereafter acquired and wherever located.

“Equity” means the amount of shareholder equity of Borrower as shown on a balance sheet of Borrower prepared in accordance with GAAP.

“Equity Interests” means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of Equity Interests of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate Group” means, collectively, (i) Borrower, (ii) any Person who is or was at any time within the preceding six (6) years a Subsidiary of Borrower and (iii) any other Person (and/or unincorporated trade trades or business) which either now is, or was at any time within the preceding six (6) years, treated as a single employer together with any one or more of the Borrower or any such Subsidiaries (or former Subsidiaries) or Borrower within the meaning of Section 414(b) and (c) of the IRC.

“Event of Default” means any of the events set forth in Section 7.1.

“Excess Interest” has the meaning assigned to that term in Section 2.3(C).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” has the meaning assigned to that term in Section 2.11.

“Financial Statements” means (a) the unaudited balance sheet of Borrower for the Fiscal Year ended on December 31, 2010, and the related statement of operations, shareholder’s equity and cash flows for Borrower for the Fiscal Year then ended as prepared by Borrower’s independent certified public accountants, and (b) the unaudited company prepared balance sheet of Borrower for the period ended October 31, 2011, and the related statement of operations, shareholder’s equity and cash flows for Borrower or such period then ended prepared by Borrower’s management.

“Fiscal Year” means each twelve month fiscal measurement period for Borrower ending on December 31 of each year.

“Foreign Subsidiary” means any Subsidiary of Borrower that is organized in a jurisdiction outside of the United States of America.

“GAAP” means, subject to the application of Section 1.2, generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation in which Borrower operates or to whose jurisdiction Borrower becomes subject during the term of this Agreement, or of any political subdivision thereof, whether state, territorial, provincial or local, and any agency, authority, division, department, instrumentality, regulatory body, court (including any administrative court) or other judicial body or judicial authority, central bank or other entity exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any government.

“Guarantor” means Rocky V. Emery and any other Person that may hereafter from time to time execute any guaranty and suretyship agreement in favor of Lender with respect to the Obligations, and shall extend to all heirs, estates, personal representatives and successors and permitted assigns of each such Person.

“Guaranty” means, individually, and “Guarantees” means, collectively, the Guaranty executed by any Guarantor in favor of Lender, pursuant to each of which the respective Guarantor(s) shall, subject to the terms and conditions stated therein, guaranty and stand surety for the Obligations, whether any such guaranty and suretyship agreement shall be executed as of the date hereof or at any time in the future, as any such agreement may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time.

“Hazardous Material” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or significant adverse effect on human health or are otherwise subject to regulation under any Environmental Laws, (b) oil, petroleum or petroleum derived substances or products, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (c) any flammable explosives, radon or any radioactive materials, (d)  asbestos in any form, methane, urea formaldehyde foam insulation, polychlorinated biphenyls (or electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls) or lead based paint, (e) all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, (42 U.S.C. §§9601 et seq),  the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and any other applicable federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness”, as applied to any Person, means without duplication:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, drafts or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business due and payable no more than six (6) months from the date of incurrence of such obligation), (f) all indebtedness of others of a type described in any other clause of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person or is non-recourse to such Person, (g) all direct or indirect guarantees, endorsements (other than for collection or deposit in the ordinary course of business), discountings with recourse or sales with recourse by such Person of indebtedness of others of a type described in any other clause of this definition, (h) that portion of any Capital Lease Obligations that are properly classified as a liability on a balance sheet in conformity with GAAP, (i) all obligations, contingent or otherwise, of such Person in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings, (k) all obligations of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof (other than such Person) will be paid or discharged, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; and (l) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, or interest rate or commodity pricing speculation.  The Indebtedness of Borrower shall include the Indebtedness of any other entity (including any partnership in which Borrower is a general partner) to the extent Borrower is liable therefor as a result of Borrower’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that Borrower is not liable therefor.

“Intellectual Property” means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Law” means, collectively, all statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (in each case whether federal, state, provincial, territorial, local and foreign) applicable in any relevant circumstance to any relevant Person (specifically including Borrower), any relevant property and/or assets (specifically including any property and/or assets of Borrower) or any relevant interest (including any Lien) in any such relevant property and/or assets, and/or any relevant agreement, contract, instrument or document (specifically including this Agreement and each other Loan Document), including all applicable common law and equitable principles, all provisions of all applicable federal, state, provincial, territorial, local and foreign constitutions, and all orders, judgments, injunctions and decrees of all relevant courts and other Governmental Authorities and other arbitrators with respect to such relevant Person or relevant property or assets and all consent orders and consent decrees and all similar voluntary agreements entered into between any relevant Person and any applicable Governmental Authority with respect to such relevant Person or relevant property or assets.

“Liabilities” shall have the meaning given that term in accordance with GAAP and shall include all Indebtedness.

“Lien” means any lien (whether statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” means the Advances.

“Loan Documents” means this Agreement, the Note, the Guarantees, the Mortgage, Share Issuance Agreement, any intellectual property security agreements, Pledge Agreements and all other instruments, documents, guaranties and agreements executed by or on behalf of Borrower or any other Person and delivered concurrently herewith or at any time hereafter to or for Lender in connection with this Agreement, the Loan or any other transaction contemplated by this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means each of the Borrower and the Guarantors and shall extend to all successors and permitted assigns of each such Person.

“Material Adverse Effect” means a material adverse effect upon or material adverse developments with respect to (a) the businesses, results of operations, properties, assets,  condition (financial or otherwise), prospects or material agreements of Borrower, (b) Borrower’s ability to fully and timely perform its Obligations under any Loan Document to which it is a party, (c) the validity or enforceability against Borrower of a Loan Document to which it is a party, (d) the value of the Collateral or the Liens (or the priority thereof) in favor of Lender on the Collateral, or (e) any of the rights, remedies and benefits available to, or conferred upon, Lender under any Loan Document and/or the ability of Lender to enforce or collect any of the Obligations.

“Maturity Date” means the two year anniversary of the Closing Date.

“Maximum Rate” has the meaning assigned to that term in Section 2.3(C).

“Maximum Credit Amount” means Twenty Five Million Dollars ($25,000,000).

“Minerals” means all naturally occurring substances originating within, or otherwise located at or in the ground above, the Mines, or any other existing or future mine or mining claim of Borrower, including but not limited to all minerals, ore, gold, silver, metals, and quartz, including tailings and stockpiles, and all other substances produced therefrom or located therein, whether prior to extraction, in the process of extraction, or after extraction, whether processed or unprocessed, and wherever such substances are located or stored (including any such Minerals in transit to any other Person).

“Mines” means, collectively, the Red Arrow Mine.

“Mortgage” means the Mortgage or Deed of Trust (or, as applicable, more than one of them) on the Red Arrow Mine, and all other real estate and mineral rights and claims of Borrower and Red Arrow, all minerals located at any time therein and all rights, claims and interests associated therewith or related thereto, securing the Obligations, executed by Borrower and Red Arrow in favor of Lender, together with all extensions, renewals, amendments, supplements, substitutions and replacements thereto and thereof.

“Multiemployer Plan” means a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA and to which (i) any member of the ERISA Affiliate Group is currently making or accruing an obligation to make contribution; or (ii) any current or former member of the ERISA Affiliate Group has at any time within the preceding six (6) years made contributions.

“Multiple Employer Plan” means a Pension Benefit Plan which has two or more contributing sponsors (including Borrower or Subsidiary or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (i) with respect to any issuance  any debt securities or instruments by Borrower or any other non-equity financing obtained by Borrower the aggregate cash proceeds received by Borrower in respect thereof, net of reasonable direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred by Borrower in connection therewith, (ii) with respect to any Asset Disposition , the aggregate cash proceeds received by Borrower in respect of such Asset Disposition, net of (a) reasonable direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred by Borrower in connection with such Asset Disposition, (b) repayment of any Indebtedness that is permitted to be outstanding and secured by a perfected Permitted Encumbrance on such property or asset (c) taxes paid or payable as a result thereof (it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by Borrower in any such Asset Disposition), and (iii) with respect to any Casualty Event affecting any property of Borrower related to or used in connection with the Mines, the aggregate cash proceeds received by Borrower in respect of such Casualty Event (whether as the proceeds of any insurance, payment of any condemnation or takings compensation by any Governmental Authority or otherwise), net of (a) reasonable direct costs (including, without limitation, legal fees) incurred by Borrower, in obtaining such cash proceeds in respect of such Casualty Event and (b) repayment of any Indebtedness that is permitted to be outstanding and secured by a perfected Permitted Encumbrance on such property or asset.

“Net Profits” means gross revenues with respect to the Mines less approved operating costs and less approved capital expenditures.

“Note” means the secured revolving note issued by Borrower, in a form acceptable to Lender, pursuant to Section 2.1(A)(iv).

“Obligations” means (i) all loans, advances, debts, covenants, duties, obligations, liabilities and indebtedness of every kind or nature of Borrower now or hereafter from time to time owed to Lender under or in connection with the Loan Documents, specifically including the Loan, all accrued and unpaid interest on the Loan and fees owing to, and all obligations and liabilities for the costs and expenses of, Lender and (ii) all obligations of Rock Energy under the Share Issuance Agreement; all whether primary or secondary, direct or contingent, fixed or otherwise, and all whether heretofore, now and/or from time to time hereafter incurred, accruing, arising or owing, due and/or payable, including any interest, fees, costs and expenses accruing and owing at any time under the Loan Documents, whether before or after default, maturity and/or judgment, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, receivership, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding).

“Officer’s Certificate” has the meaning assigned to that term in Section 5.1(E).

“Organizational Documents” means, as to any Person, collectively: (a) any articles or certificate of incorporation, organization or formation of such Person, (b) any bylaws, operating agreement, limited liability agreement or partnership agreement of such Person and (c) any other applicable documents relating to such Person’s organization or formation as a legal entity or to the entity governance matters of such Person (including any shareholders’ or equity holders’ agreement to which such Person and/or its shareholders or equity holders are a party).

“Other Taxes” shall have the meaning given to such term in Section 2.11.

“Overadvance” shall have the meaning given such term in Section 2.1(A)(iii).

“Participation Bonus” shall mean 9.90% of the outstanding voting common stock of Rock Energy issued to Lender in connection with the closing on the Credit Facility pursuant to the terms and conditions of a certain Share Issuance Agreement of even date herewith.

“Payment Taxes” shall have the meaning given such term in Section 2.10.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” means at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Affiliate Group for the employees of any of them; or (ii) has at any time within the preceding six (6) years been maintained by any current or former member of the ERISA Affiliate Group for employees of any entity which was at such time a member of the ERISA Affiliate Group.

“Permitted Encumbrances” means the following types of Liens:

(A)           Liens securing the Obligations;

(B)           Liens for taxes, assessments and governmental charges (other than Environmental Claims or ERISA) the payment of which is not yet due and payable or that are being Properly Contested;

(C)           landlords’, common carriers’, mechanics’, workers’, materialmen’s or other like Liens imposed by any applicable Law (but not voluntarily granted by Borrower) arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than ten (10) days or are being Properly Contested;

(D)           Existing Liens described on Schedule 1.1(A), but not the extension of coverage thereof to other property or assets or (ii) any increases in the obligations secured thereby;

(E)           Liens arising from precautionary UCC financing statements in respect of operating leases (but not Capitalized Lease Obligations);

(F)           deposits and pledges of cash made in the ordinary course of business securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance, social security or other forms of governmental insurance or benefits, (ii) obligations incurred in respect of the performance of bids, tenders, leases, contracts, permits (other than for Indebtedness or for the payment of money) and statutory obligations or (iii) obligations incurred with respect to surety, performance (e.g., BLM and DEQ) or appeal bonds, but only to the extent such obligations described in clauses (i) through (iii) arise in the ordinary course of business and are not past due;

(G)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property and minor irregularities in the title thereto that either (i) are in existence on the date hereof and, in the case of any real property that is part of the Collateral on the date hereof, have been accepted by Lender as an exception under any policy of title insurance issued to Lender to secure its Lien on such real property or (ii) are hereafter imposed by law or hereafter arise in the ordinary course of business, and in any such case under clause (i) or (ii) do not (1) secure Indebtedness or any other obligations for the payment of money or (2) materially adversely impair the value of such property or its use by Borrower in the normal conduct of such Person’s business;

(H)           Liens arising by virtue of the rendition, entry or issuance against Borrower or any property of Borrower, of any judgment, writ, order, or decree which does not constitute or result in an Event of Default under Section 7.1(I); and

(I)            other Liens permitted to be incurred by Borrower for which Lender may, in its sole discretion, hereafter consent.

“Pledge Agreements” shall mean that certain Pledge Agreement pursuant to which Rock Energy pledges the Equity Interests in ECC and that certain Pledge Agreement pursuant to which ECC pledges its membership interest in Santa Maria Pacific Holdings, LLC (each of even date herewith, as they may hereafter be amended) to secure the Obligations.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Projections” shall have the meaning given such term in Section 4.3(C).

“Properly Contested” means, in the case of any Indebtedness and/or any other liability of Borrower or Guarantor (including any taxes) that is not paid as and when due and payable by reason of Borrower’s or Guarantor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness or liability is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) Borrower or Guarantor has established appropriate reserves with respect to its contingent obligations for such Indebtedness or liability as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness or liability shall not have a Material Adverse Effect and shall not result in the forfeiture of any assets of Borrower; (iv) no Lien is imposed upon any of Borrower’s or Guarantor’s assets with respect to such Indebtedness or liability, or, if any such Lien is so imposed,  enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute, and, if the Lien is imposed with respect to any property or assets that are part of the Collateral, such Lien shall not be senior in priority to Lender’s Liens in the Collateral with respect to any Obligations incurred through the date the Borrower or Guarantor shall have commenced such contest; (v) if such Indebtedness or liability results from, or is determined by the entry, rendition or issuance against Borrower or Guarantor or any of their assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to Borrower, Borrower forthwith and promptly pays such Indebtedness or liability and all penalties, interest and other amounts due in connection therewith.  Furthermore, no such Indebtedness or liability shall be deemed to be “Properly Contested” hereunder unless the applicable Parties shall give written notice to Lender promptly upon (1) the commencement of any such contest proceedings (which such notice shall include information as to whether any Lien will be imposed on any assets or property of Borrower during the pendency of any such contest proceedings and whether or not such Lien will have priority over Lender’s Liens in the Collateral with respect to any Obligations, whether such Obligations are incurred prior to, during, or after the commencement of such contest proceedings), (2) upon any development or determination or decision that is materially adverse to the interests of Borrower and/or any of its property or assets in such contest proceeding, and (3) upon the resolution of such contest proceeding.

“Red Arrow” means Red Arrow Gold Corporation, a Colorado corporation.

“Red Arrow Mine” means the entirety of all right, title and interest of Red Arrow and Borrower in and to the Red Arrow Mine consisting of [18 patented mining claims,] together with associated real estate including all timber, mineral and metal resources, located in Montezuma County, Colorado, together with any easements, rights-of-way, extra-lateral rights, water rights, and other rights and interests appurtenant or incident to such property.

“Restricted Payment” means: (a) any declaration or payment of any dividend or other distribution or return of equity capital, direct or indirect, on account of any shares or other interest of any class of the Equity Interests of Borrower now or hereafter outstanding, or the authorization or incurrence of any liability to make any other payment, distribution or delivery of other Property in respect of any shares or other interest of any class of the Equity Interests of Borrower, except a dividend payable solely with shares or other interests of the Equity Interests of Borrower on which such dividend is declared or distribution made, (b)  any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, purchase or other acquisition for value, direct or indirect, of any Subordinated Debt (in violation of any subordination agreement applicable thereto) or any shares or other interests of any class of the Equity Interests of Borrower now or hereafter outstanding, or any payment to any sinking fund or similar payment or setting aside of any funds for any of the forgoing purposes, or the issuance of a notice of an intention to do any of the foregoing, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other interest of any class of the Equity Interests of Borrower now or hereafter outstanding, or any payment to any sinking fund or similar payment or setting aside of any funds for any of the forgoing purposes, or the issuance of a notice of an intention to do any of the foregoing, (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares or other interest of any class of the Equity Interests of Borrower or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (e) any payment, loan, contribution, or other transfer of funds or other assets or property to any holder of any shares or other interest of any class of the Equity Interests of Borrower other than payment of compensation (including bonuses) and business expense reimbursement in the ordinary course of business in connection with services actually rendered that is itemized on the Budget, and (f) any other payments by Borrower restricted by the terms of any of the Loan Documents.

“Rock Energy” means Rock Energy Resources, Inc., a Delaware corporation, which on the date hereof is changing its name to American Patriot Gold, Inc.

“Share Issuance Agreement” means that certain Put Option Agreement of even date herewith between Lender and Rock Energy pursuant to which the Subject Shares are issued to Lender to reflect the Participation Bonus.

“Subject Shares” shall mean those certain shares of the outstanding voting common stock of Rock Energy issued to Lender on the Closing Date pursuant to the term and conditions of the Share Issuance Agreement.

“Subordinated Debt” means any Indebtedness of Borrower the terms and conditions of which have been consented to and approved by Lender in writing in the exercise of its sole and absolute discretion (which such consent and approval must be given by Lender prior to the incurrence thereof with respect to any such Indebtedness incurred after the date hereof), with respect to which the right of the holder of such Indebtedness to receive any payments thereon and (if applicable) any Liens in favor of such holder securing such Indebtedness (to the extent any such Liens were permitted under Lender’s consent and approval) are junior and subordinated to the prior right of Lender to receive payment in full of all Obligations, pursuant to a subordination or intercreditor agreement between Lender and such holder the form and substance of which is acceptable to Lender in the exercise of its sole and absolute discretion, including without limitation, the Indebtedness listed on Schedule 6.1 attached hereto.

“Subsidiary” means, if applicable, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares or other interests of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by such Person (and/or any of its other Subsidiaries).  Each reference to a “Subsidiary” or “Subsidiaries” herein shall be a reference to each and/or all Subsidiaries of Borrower, unless such reference clearly indicates such reference is a Subsidiary or the Subsidiaries of some other Person

“Supplier” means a seller, supplier and/or vendor of Inventory to Borrower.

“Taxes” means all present and future federal, state, territorial, provincial, municipal, local, foreign and other governmental taxes, levies, imposts, duties, deductions, withholdings, claims, assessments, fees or other charges imposed by any Governmental Authority which are or may be due by Borrower with respect to its business, operations, Collateral or otherwise, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier to occur of (i) the Maturity Date, (ii) any date on which Obligations are accelerated pursuant to Section 7.2 hereof, or (iii) the date the Borrower voluntarily prepays the Loan and all other Obligations in full as provided for in Section 2.4 hereof and terminates this Agreement.

“Transactions” means, the execution and delivery by Borrower of this Agreement and the other Loan Documents, the making of the Loan and the consummation of the other transactions contemplated under this Agreement and the other Loan Documents.

“UCC” means the Uniform Commercial Code in the State of New York, as in effect and/or amended from time to time, and any successor statute, except that, when used in connection with the perfection, effect of perfection or nonperfection or priority of any Liens created hereunder or under any other Loan Documents, “UCC” means the Uniform Commercial Code as in effect and/or amended from time to time in the jurisdiction whose laws are required to govern such perfection, the effect of perfection or nonperfection or priority of any such Lien under the provisions regarding choice of law, conflicts of law and applicable governing laws under the Uniform Commercial Code of the State of New York as in effect and/or amended from time to time.

1.4           Other Definitional Provisions.  References to “Sections”, “subsections”, “Exhibits” and “Schedules”, shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, (i) words importing any gender include the other genders; (ii) the words “including,” “includes” and “include” (whether or not preceded by the words “particularly” or “specifically”) shall be deemed to be followed by the words “without limitation”; (iii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall; (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, real and personal, including cash, Money, Securities, Accounts and contract rights; (vi) unless otherwise provided, all references to any instruments or agreements, including references to any of the other documents, shall be deemed to be a reference to such instrument or agreement, as the same may be amended, restated, supplemented or otherwise modified or extended or renewed from time to time, but only if and to the extent such amendment, restatement, supplement, modification, extension or renewal are permitted and/or not prohibited by the terms hereof; (vii) references to Persons include their respective heirs, estates, successors and permitted assigns (in each case as applicable) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and (vii) all references to statutes shall be deemed to include and also be a reference to any related regulations issued by any Governmental Authority under and/or in connection with such statues and all references to any statues and/or related regulations shall include any amendments of same and any successor statutes and regulations.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs through the date on which such Default or Event of Default is waived in writing by Lender pursuant to this Agreement (or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement prior to maturing into an Event of Default). All references to particular times of day herein shall be a reference to the time as in effect in New York, New York on the applicable date.

1.5           Construction.  Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement and the other Loan Documents; (ii) it has had full and fair opportunity to review and revise the terms of this Agreement and the other Loan Documents; (iii) this Agreement and each of the other Loan Documents has been drafted jointly by all of the parties hereto; and (iv) Lender does not have a fiduciary relationship with or duty to Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on the one hand, and the Borrower and Guarantors (and each of them), on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement and the other Loan Documents shall not be construed against or in favor of another party.

SECTION 2         LOAN AND COLLATERAL

2.1           Loan.

 (A)           Advances.

(i)           Subject to the terms and conditions of this Agreement, Lender hereby establishes for the benefit of Borrower a revolving credit facility (the “Credit Facility”) which shall consist of cash advances (“Advances”) extended by Lender to or for the benefit of Borrower from time to time hereunder IN LENDER’S SOLE AND ABSOLUTE DISCRETION.  The making of Advances on any occasion or from time to time shall not alter THE DISCRETIONARY NATURE of the Credit Facility or create any duty or obligation on Lender’s part to continue to make Advances.  The aggregate principal amount of unpaid Advances shall not at any time exceed the Maximum Credit Amount.  Subject to such limitation, the outstanding balance of Advances may fluctuate from time to time, to be reduced by voluntary or required repayments made by Borrower and to be increased by future Advances which may be made by Lender.

(ii)           Advance Procedures.  Borrower shall provide Lender with not less than five (5) days’ prior written notice of its request to obtain an Advance.  Such notice shall be irrevocable.  Each request for an Advance shall be accompanied by a request letter (“Advance Request”) in the form of Exhibit A attached hereto which, inter alia, shall itemize the expenditures or other uses Borrower intends to make with the requested Advances.  The amount of the initial Advance shall not be less than Two Million Five Hundred Thousand Dollars ($2,500,000), and each Advance made thereafter shall not be less than Five Hundred Thousand Dollars ($500,000).

(iii)           Overadvances.  If the aggregate principal amount of unpaid Advances at any time exceeds the Maximum Credit Amount (such excess referred to as “Overadvance”), Borrower shall immediately repay the Overadvance in full.

(iv)           Note.  On the Closing Date, and subject to Section 2.1(C) below, Borrower shall execute and deliver a promissory note or notes to Lender in the amount of the Maximum Credit Amount (“Note”).  The Note shall evidence Borrower’s unconditional obligation to repay Lender for all Advances made from time to time under the Credit Facility, with interest as herein provided.  Each Advance under the Loan shall be deemed evidenced by the Note, which are deemed incorporated herein by reference and made part hereof.  The Note shall be in form and substance satisfactory to Lender.

(B)           Note.  The Note issued hereunder shall be issued in registered form. The Borrower shall keep at its principal executive office (located at the address set forth in Section 9.7) registers in which the Borrower shall provide for the registration and transfer of each Note issued hereunder and such registration shall apply as to both principal and any stated interest accruing on the Note.  The name and address of each holder of the Note shall be registered in such registers.  The  Borrower  shall give to any holder of any  Note promptly (but in any event within ten (10) days) following request therefore, a complete and correct list of the names and addresses of all registered holders of the Note  and the amount and kind of  Notes held by each.  Whenever any  Note(s)  shall be surrendered for transfer or exchange, within five (5) days after the receipt of written notice of such transfer  Borrower, at  its  expense will execute and deliver in exchange therefor a new  Note or Notes  (in such denominations and registered in such name or names as may be requested by the holder of the surrendered  Note or Notes ), in the same aggregate unpaid principal amount  as that of the  Note or  Notes so surrendered subject to the terms and provisions of this  Agreement.  The  Borrower  may treat the person in whose name any  Note  is registered as the owner of such  Note  for all purposes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  In connection with the foregoing, the Borrower shall take such other actions reasonably requested by a holder of Note(s) in order to effect such any applicable transfer, registration or exchange.  Borrower’s failure to comply with or delay in complying with this Section 2.1(B) shall not impair, reduce or affect Borrower’s liability under the Note.

(C)           Maturity.  The Loan shall become due and payable on the Termination Date.  On such date, unless having been sooner repaid or accelerated, automatically or by Lender, pursuant to the terms hereof, all Obligations shall be due and payable in full.

2.2           Use of Proceeds.  The proceeds of Advances made on the Closing Date shall be used under such procedures and conditions as may be acceptable to Lender to pay those obligations of Borrower listed on Schedule 2.2 attached hereto and any remaining initial Advances shall be deposited in Borrower’s deposit account with Compass Bank and used solely for working capital.  The proceeds of Advances hereunder and releases of cash collateral (under Section 2.12 below) which in either event may be made by Lender under the terms hereof following the Closing Date shall be used solely for the purposes set forth in the applicable Advance Request or Release Request.

2.3           Interest and Fees.

 (A)           Rate of Interest.  Outstanding Advances under the Loan shall bear interest at the rate of eighteen percent (18%) per annum.  Following the occurrence and during the continuance of an Event of Default (specifically including without limitation any Event of Default under Section 7(F) or (G) hereof), at Lender’s sole option, Advances under the Loan shall bear interest at the contract rate otherwise applicable under this Agreement plus seven and one half percent (7.5%) per annum (the “Default Rate”).

 (B)           Computation and Payment of Interest.  Interest on the Loan and all other Obligations shall be computed on the daily principal balance thereof on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.  Interest shall accrue for the period from the Closing Date until the first day of the first calendar month following the 120th day following the Closing Date and shall be paid in full on such date.  Thereafter, interest on the Advances shall be due and payable to Lender in arrears (i) monthly on the first day of each calendar month, (ii) on the date of any prepayment hereunder, and (iii) on the Termination Date.

 (C)           Interest Laws.  Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”).  If any Excess Interest is provided for or is finally determined by a court of competent jurisdiction in a non-appealable decision to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this Section shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or any other outstanding accrued and unpaid Obligations (other than interest), (b) refunded to the payer thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.

 (D)           Commitment Fee.  Borrower shall pay a Lender a commitment fee equal to sixty percent of one percent (.60%) on the amount of all Advances outstanding as of the last day of the preceding month.  Such fee will accrue for the period from the Closing Date until the first day of the first calendar month following the 120th day following the Closing Date and shall be paid on such date.  Thereafter, such fee shall accrue and be payable monthly on the first day of each subsequent calendar month.

2.4           Prepayment.  Borrower shall not be entitled to terminate the Credit Facility or prepay the Loan for any reason whatsoever preceding the date which is twelve (12) months after the Closing Date.  Commencing on the date which is twelve (12) months after the Closing Date, Borrower may elect, upon not less than five (5) days prior written notice to Lender, to repay in cash by any means it chooses, whether required or voluntary, any part of or the entire outstanding balance of the Obligations, and, if the payment is of the entire outstanding balance of the Obligations, terminate this Agreement without premium or penalty.

2.5           Bank Expenses.  Borrower shall pay to Lender all reasonable and customary charges for returned items and all other bank charges actually incurred by Lender, as well as wire transfer charges actually incurred by Lender for each wire transfer made under or related to this Agreement.

2.6           General Provisions Regarding Payments and Principal Payments.

(A)           Manner and Time of Payment.  All payments made with respect to the Obligations shall be made in United States Dollars by wire transfer to such bank account and in accordance with such wiring instructions as Lender may from time to time designate to Borrower in writing, without deduction, defense, set off or counterclaim; provided, however that if any part of the Obligations is held by a party other than Lender, that such party shall have provided written consent to such wiring instructions.  All payments (whether voluntary or mandatory) received by Lender of any kind and from any source, including proceeds of Collateral, shall be applied by Lender against the Obligations in such order as Lender may determine in its sole discretion, provided that, so long as no Event of Default shall have occurred and be continuing, Lender shall apply all payments in the following manner: (i) first, to the payment of any expenses, costs and indemnities owing under or in connection with the Loan Documents, (ii) second, to the payment of expenses advanced by Lender if any, to protect and preserve the Collateral and the Loan, including expenditures related to trucking, milling, contracting and engineering, (iii) third, to the payment of accrued and unpaid interest owing under the Loan Documents, (iv) fourth, to the payment of outstanding principal due and owing with respect to the Loan, (v) fifth, to the payment of outstanding principal not yet due under the Loan Documents in such order as Lender may determine, (vi) sixth to any other Obligations or any other Indebtedness of any kind of Borrower owing to Lender, and (vii) seventh, to Borrower.  Payment made by check or similar type of remittance shall be considered conditional and not final unless and until full clearance occurs under all applicable banking procedures.

(B)           Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest or fees due hereunder.

(C)           Repayment of Principal and Other Obligations.  The entire then-outstanding principal balance of the Loan, together with all accrued and unpaid interest and fees hereunder and any and all costs and expenses and/or other Obligations of any kind then outstanding under any and all Loan Documents, shall be due and payable in full on the Termination Date without deduction, defense, set off or counterclaim of any sort.  Without regard to and without limiting or waving any other right, option or remedy at any time available to Lender, Lender shall have the right (regardless of whether the conditions of Section 3.2 have been satisfied and without further request or consent of Borrower) to charge the Loan (and thereby be deemed to have made an Advance thereunder) for the amount of any of the Obligations of Borrower which are not paid when due.

(D)           Mandatory Prepayments.  In the event Borrower:  (i)  issues or sells any debt securities or instruments or procures non-equity financing from any source, (ii) makes an Asset Disposition or (iii) subject to the provisions of Section 5.8 hereof, suffers a Casualty Loss, then, an amount equal to the entire Net Cash Proceeds thereof or the portion thereof up to the full extent of the Obligations then outstanding hereunder, shall be paid by Borrower to Lender and applied to the Obligations.

2.7          Grant of Liens.  To secure the full and prompt payment and performance of the Obligations, including all renewals, extensions, amendments, restructurings and refinancings of any or all of the Obligations:

(A)           Borrower hereby grants to Lender a continuing first priority (subject only to the Permitted Encumbrances (as applicable)) Lien in and to all right, title and interest of Borrower in and to the following assets and property of Borrower, all whether now owned or hereafter created, arising or acquired and wherever located:

(i)           all Accounts and all Inventory (including all stock-in-trade, raw materials, work in process, items held for sale or lease or furnished or to be furnished under contracts of sale or lease, goods that are returned, reclaimed or repossessed, and materials used or consumed in Borrower’s business),

(ii)           all Chattel Paper (including all Electronic Chattel Paper and Tangible Chattel Paper), Commercial Tort Claims, Deposit Accounts, Documents (including all warehouse receipts and bills of lading), Equipment, Fixtures, General Intangibles (including all Payment Intangibles, Software, Intellectual Property, goodwill, going concern value, licenses, contract rights, and choses in action, Goods, Instruments (including all Promissory Notes and Negotiable Instruments), Investment Property and Financial Assets (including all Commodity Accounts, Commodity Contracts, Securities (including all Certificated Securities and Uncertificated Securities), Security Entitlements and Securities Accounts), Letter of Credit Rights, and Money,

(iii)           all parts, substitutions or replacements to or of or accessories to any tangible assets and property included in the foregoing, and all Software and computer programs embedded the foregoing, and all Accessions to the foregoing,

(iv)           all Supporting Obligations for any of the foregoing and all rights of Borrower in any property belonging to any third party in which a Lien of any kind or nature has been granted to Borrower to secure the payment or performance of any third party under or with respect to any of the foregoing,

(v)           all Records, books, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection thereof or realization thereupon and all other business books and Records of Borrower,

(vi)           all As-Extracted Collateral and Minerals; and

(vii)          all cash and non-cash Proceeds (including insurance proceeds), products, rents and profits of all of the foregoing.

(B)           Borrower and Red Arrow are executing and delivering the Mortgage to Lender.

(C)           ECC is executing and delivering to Lender a pledge agreement to reflect its pledge and collateral assignment to Lender of its 3.453657% membership interest, with all rights, claims, options and interests of every kind related thereto, and all proceeds thereof, in Santa Monica Pacific Holdings LLC and Rock Energy is executing and delivering to Lender a pledge agreement to reflect its pledge and collateral assignment of 100% of the Equity Interests, with all rights, claims, options and interests of every kind related thereto, and all proceeds thereof, in ECC.

2.8          Preservation of Collateral and Perfection of Security Interests Therein.

(A)           Further Assurances.  Borrower shall, at Lender’s request, at any time and from time to time, execute and deliver (or cause to be executed and delivered) to Lender within five (5) days of such request, such financing statements, assignments, consents, landlord, warehousemen or other waivers, documents and other agreements and instruments (and, where applicable, pay the cost of filing or recording the same in all public offices deemed reasonably necessary or desirable by Lender) and do such other acts and things as Lender may deem necessary or desirable in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender, (free and clear of all other liens, claims and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Encumbrances) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.  Borrower acknowledges and agrees that the Collateral is intended to encompass all assets and property of Borrower described in Section 2.7(A) above and if at any time Borrower acquires any interest in any assets or property related to the development and operation of the Mines and either (i) a security interest in such assets or property cannot be perfected by the filing of a financing statement in the appropriate jurisdiction or (ii) such assets or property are not covered by the collateral description and security interest grant set forth in Section 7 above and/or in the collateral description and security interest grant contained in any other applicable Loan Document (e.g., Commercial Tort Claims not specifically described in Section 7 above, it being certified by Borrower that it has no interest in any Commercial Tort Claims as of the Closing Date), then Borrower will promptly notify Lender of the same and, if requested by Lender, take such steps as Lender may require in accordance with the first sentence of this Section 2.8 to cause such assets or property to become part of the Collateral and for the Lien of Lender therein to be a valid, attached and perfected Lien.  At Lender’s request, Borrower shall also (i) immediately deliver to Lender all items constituting Collateral for which Lender must receive possession to obtain and/or perfect a first priority perfected security interest, including, without limitation, all Instruments (including all Promissory Notes) and Documents and (ii) immediately provide Lender with “control” (as defined in Articles 8 and/or 9 of the UCC with respect to each applicable item or type of Collateral) with respect to any of the Collateral over which Lender must have such “control” to obtain and/or perfect a first priority perfected security interest.

(B)           Financing Statements.  Borrower hereby authorizes Lender to prepare and file such financing statements (and any continuations thereof and amendments thereto) naming Borrower as the “debtor” and naming Lender as the “secured party” (including financing statements (and continuations thereof and amendments thereto) describing the Collateral consistent with Section 2.7(A) as Lender may from time to time deem necessary or appropriate in order to perfect and maintain the Liens granted by Borrower in any Collateral hereunder and/or under any other Loan Document in accordance with the UCC.

(C)           Power of Attorney.  Borrower hereby irrevocably makes, constitutes and appoints each of the officers of Lender or its representatives the true and lawful attorney and attorney-in-fact for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) execute in the name of Borrower any financing statements; (c) execute in the name of Borrower any and all schedules, assignments, instruments, documents and statements that either (x) Borrower is obligated to give Lender hereunder and which Borrower has not provided within the time frame provided for hereunder or (y) are necessary to create, provide for the attachment or perfection of (or continue the perfection of) the Liens of Lender in the Collateral provided hereunder and under the other Loan Documents, (d) do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to create, provide for the attachment or perfection of (or continue the perfection of) the Liens of Lender in the Collateral provided hereunder and under the other Loan Documents, (d) endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on Borrower’s Accounts or other Collateral, and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Borrower that Lender may reasonably deem necessary or desirable to enforce any of its rights and remedies under the Loan Documents or under any applicable Law with respect to Borrower or any of the Collateral, including any such rights and remedies to enforce, realize upon, dispose of or collect any Collateral.  This power of attorney is coupled with an interest and is irrevocable until payment in full and complete performance of all of the Obligations and termination of this Agreement.

2.9           Possession of Collateral and Related Matters.  Unless and until an Event of Default has occurred and is continuing, Borrower shall have the right, except as otherwise provided in this Agreement, to take any of the following actions in the ordinary course of their respective businesses: (a) to sell or lease, in the ordinary course of business, any of Borrower’s Inventory normally held by Borrower for any such purpose, in the ordinary course of business, (b) to use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose, provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower, or any bulk sale or transfer or sale of any business line or division of Borrower.

2.10         Release of Security Interests.  Upon unconditional and indefeasible payment and satisfaction in full in cash of the Obligations (including without limitation payment of the buyback obligations of Borrower under the Share Issuance Agreement) and termination of this Agreement, Lender shall release all liens and security interests granted by Borrower in the Collateral owned by each of them.  In connection with such releases, Lender shall execute and deliver, at Borrower’s expense and with reasonable promptness, any Lien release documentation or instruments reasonably requested by Borrower to effectuate such releases, provided that, under no circumstances shall Lender have any obligation to deliver any such release documentation or instruments on the date of any payment in full of the Obligations and termination of this Agreement unless Borrower shall have given Lender at least ten (10) days (or such longer time as may be otherwise applicable hereunder) prior written notice of the intention to make such payment in full and the Lien release documentation and instruments being requested in connection therewith.

2.11         Taxes.

 (A)           All payments made by the Borrower hereunder or under any Note will be, except as provided in Section 2.11(B), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of Lender is located or any subdivision thereof or therein (the “Excluded Taxes”) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Payment Taxes”).  If any Payment Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Payment Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Loan Document, after withholding or deduction for or on account of any Payment Taxes, will not be less than the amount provided for herein or therein.  The Borrower jointly and severally agree to indemnify and hold harmless each Lender, and reimburse Lender upon its written request, for the amount of any Payment Taxes so levied or imposed and paid by Lender.

(B)           In addition, the Borrower agrees to pay any present or future stamp, documentary, privilege, intangible or similar Taxes or any other excise or property Taxes, charges or similar levies that arise at any time or from time to time (other than Excluded Taxes) (i) from any payment made under any and all Loan Documents, (ii) from the transfer of the rights of Lender under any Loan Documents to any other Lender or (iii) from the execution or delivery by Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Loan Documents (hereinafter referred to as “Other Taxes”).

(C)           The Borrower will indemnify Lender for the full amount of Payment Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.11), subject to (i) the exclusion set out in the first sentence of Section 2.11(A), and (ii) the provisions of Section 2.11(B), and will indemnify Lender for the full amount of Other Taxes (including, without limitation and without duplication, any Payment Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by Lender, as the case may be, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Payment Taxes or Other Taxes were correctly or legally asserted.  Payment of this indemnification shall be made within ten (10) days from the date Lender, as the case may be, makes written demand therefor.

(D)           Within thirty (30) days after the date of any payment of Payment Taxes or Other Taxes, the Borrower shall furnish to the Lender, at its address referred to in Section 9.7, the original or certified copy of a receipt evidencing payment thereof.

(E)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of all Obligations hereunder and under the Notes.

2.12        Blocked Account(s).  Borrower shall establish and maintain lockbox, dominion or other “blocked accounts” (“Blocked Accounts”) at a bank or banks acceptable to Lender, which accounts shall be subject to a deposit account control agreement with and acceptable to Lender.  Borrower shall instruct all Account Debtors to make all payments from time to time on Accounts with respect to ores extracted from time to time from the Mines, as well as payments on any other Collateral, into the Blocked Accounts.  All collections of such Accounts and proceeds of other Collateral which may nevertheless be directly received at any time by Borrower, shall be held in trust for the benefit of Lender and deposited into the Blocked Accounts immediately upon receipt by Borrower.  Borrower shall not have any right of access to or withdrawal from any Blocked Account.  Funds in the Blocked Accounts constitute cash collateral which Lender may, IN ITS DISCRETION, release to Borrower under such procedures and conditions as Lender may establish from time to time (including, without limitation, the requirement that Borrower submit a written request for the release of cash collateral hereunder (“Release Request”) in the form of Exhibit B attached hereto itemizing the expenditures or other uses Borrower intends to make with such cash collateral) or in Lender’s discretion, apply to the Obligations.  No release of such cash collateral at any time shall create any duty or obligation on Lender’s part to continue to release cash collateral for the same purposes or for any purpose whatsoever.  The foregoing Blocked Account and instructions to obligors on its Accounts with respect to payment of such Accounts into the Blocked Account shall remain in effect until all Obligations are paid in full.

2.13         Waterfall For Expense Payments.  Due to the importance to the viability and continuity of Borrower’s business that priority in payment be afforded to certain critical vendors and payables, Borrower covenants and agrees that payments in each month of funds available to Borrower (whether Advances or funds released from the Blocked Account) will first be used to pay employees, mining expenses, taxes, insurance, utilities, rent and trade payable obligations and then to executive compensation listed in the Budget.

2.14         Participation Bonus.   As additional consideration for the Credit Facility, Lender has unconditionally earned as of the Closing Date and Rock Energy shall be absolutely obligated to deliver to Lender the Participation Bonus (i.e., Rock Energy shall have issued and caused the Subject Shares to be delivered to Lender, subject to the terms of the Share Issuance Agreement).  Borrower acknowledges that Rock Energy’s buyback obligation as set forth in the Share Issuance Agreement is part of the Obligations and secured by the Collateral, except to the extent otherwise provided in the Share Issuance Agreement.

2.15         Net Profits Bonus.  As further consideration for the Credit Facility, Lender shall receive additional compensation equal to 3% of Borrower’s annual Net Profits from its 49% interest (“Borrower’s RA Mine Interest”) in the Red Arrow Mine (such Borrower’s RA Mine Interest, for the purposes hereof, to increase upon any subsequent acquisition by Borrower of all or any portion of Red Arrow’s remaining interest in the Red Arrow Mine), due and payable to Lender within 30 days of the end of each fiscal year of Borrower.  The foregoing Net Profits obligation shall be perpetual and therefore shall survive repayment of the Obligations (other than with respect to future Net Profits Bonus payments) and termination of the Credit Facility.

SECTION 3         CONDITIONS TO CLOSING AND ADVANCES

3.1           Conditions to Closing.  Closing under this Agreement is subject to the satisfaction or express waiver by Lender of the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and Lender’s counsel):

 (A)           Closing Deliveries.  Lender shall have received each of the following instruments, agreements, certificates and other documents:

(i)           Note.  The Note, executed by Borrower in favor of Lender;

(ii)          Perfection Certificate.  A Perfection Certificate from Borrower, substantially in the form attached as Exhibit C attached hereto;

(iii)         Mortgage.  The Mortgage, together with all mine reports, maps, plans, surveys, title insurance, and searches as are required by Lender in Lender’s sole discretion;

(iv)         Loan Documents.  This Agreement (with all schedules and exhibits) the pledge agreements and all other executed Loan Documents.

(v)          Guarantees.  The Guarantees executed by each Guarantor in favor of Lender;

(vi)         The Share Issuance Agreement.  The Share Issuance Agreement, executed by Rock Energy and Lender;

(vii)        Organizational Documents.  A copy of the (i) organization documents, certified as of a recent date by the corporate secretary (or other appropriate officer), and (ii) bylaws, membership, operating or other applicable agreements, certified as of a recent date by the corporate secretary (or other appropriate officer, including without limitation the amended and restated operating agreement of Borrower); together with certificates of good standing or existence in the state of organization and in each jurisdiction in which it is qualified to do business, each dated within 30 days from the date of this Agreement with respect to each of Borrower, Red Arrow, Rock Energy and ECC;

(viii)       Authorization Documents.  A certified copy of resolutions of the board of directors, members or partners, as applicable, of each of Borrower, Red Arrow, Rock Energy and ECC authorizing the execution, delivery and performance of the Note, this Agreement, the Mortgage and all other Loan Documents, the pledge of the Collateral to Lender as security for the Obligations and the creation of the Credit Facility and the borrowings thereunder and designating the appropriate officers to execute and deliver the Loan Documents;

(ix)          Incumbency Certificates.  A certificate of the corporate secretary (or other appropriate officer) as to the incumbency and signatures of officers of each of Borrower, Red Arrow, Rock Energy and ECC signing this Agreement, the Note, Mortgage and other Loan Documents;

(x)           Opinion of Counsel.  Lender shall have received written opinions of Borrower’s counsel addressed to Lender in form and substance satisfactory to Lender in its sole discretion;

(xi)          Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by the President of Borrower, to the effect that (i) all representations and warranties set forth in this Agreement are true and correct as of the date hereof and (ii) no Default or Event of Default hereunder has occurred, Borrower’s corporate seal being affixed to such certificate and Borrower’s corporate secretary attesting thereto;

(xii)         Insurance Certificates. Insurance certificates and endorsements, as requested by Lender, naming Lender as lender’s loss payee” under all casualty policies of Borrower and “additional insured” under all liability policies of Borrower;

(xiii)        Deposit Account Control Agreements.  Deposit account control agreements, executed by and among Lender, Borrower and any bank at which deposit accounts are  maintained with respect to the Blocked Account and also any other deposit account maintained by Borrower;

(xiv)        Material Contracts.  Copies of all of Borrower’s material contracts, leases, and agreements, including but not limited to all mining agreements, all shipping agreements, any shareholder agreements, and all agreements between Borrower and any Mill, all agreements reflecting the ownership interests of Red Arrow and Borrower in the Mines, and all operating arrangements relating to the Mines and all assignments thereof and consents thereto which are required by Lender in its sole discretion;

(xv)         Budget.  An initial Budget for the period from the Closing Date through March 31, 2012.

(xvi)        Mining Schedule.  A mining schedule (“Mining Schedule”) showing the minimum quantity of ore which Borrower expects to extract from the Mines during each month during the term of the Credit Facility;

(xvii)       Mancos Payoff.  Payoff letter and release of all Deeds of Trust from Mancos Valley Bank;

(xviii)      Acquisition Agreements.  All final agreements and documents in connection with Rock Energy’s acquisition of the Equity Interests of Borrower;

(xix)         Mining Interests.  All final documents in connection with the joint venture agreement between Borrower and Red Arrow as well as Borrower’s acquisition of a 49% interest in the Mines and all other real estate and mineral rights and claims of Red Arrow; and

(xx)          Other Documents.  All other agreements, instruments, certificates, orders, consents, authorizations, financing statements, mortgages, payoff letters, or other documents which Lender may request.

(B)           Security Interests; Pledge.  Lender shall have received satisfactory evidence that all security interests, pledges, and Liens granted to Lender pursuant to this Agreement or the other Loan Documents have been duly perfected and constitute valid Liens on the Collateral, with priority over all other Liens, subject only to Permitted Encumbrances.

(C)           Representations and Warranties.  After giving effect to the Transactions, the representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete on and as of the Closing Date to the same extent as though made on and as of that date, except for any representation or warranty limited by its terms to a specific date.

(D)           Fees and Expenses.  Borrower shall have paid all fees and all out of pocket expenses (including legal fees, geology analysis and reports, searches and filing costs) incurred by Lender in connection with the analysis, negotiation, document preparation, due diligence and closing of this Agreement and all related agreements and the Transactions described herein.

(E)           No Default.  After giving effect to the Transactions, no event shall have occurred and be continuing or would result from the consummation of the requested borrowing that would constitute an Event of Default or a Default.

(F)           Performance of Agreements.  Borrower shall have performed all agreements and satisfied all conditions which any Loan Document provides shall be performed by it on or before the Closing Date.

(G)           No Prohibition.  No order, judgment, injunction or decree of any Governmental Authority shall purport to enjoin or restrain Lender from advancing or Borrower from borrowing the Loan or to enjoin or restrain any of Lender or Borrower or any Guarantor from entering into, consummating the Transactions contemplated by and/or incurring their respective duties and obligations (including in the case of the Borrower the Obligations) hereunder or under any other Loan Document.

(H)          No Material Adverse Effect.  Lender shall have received evidence reasonably satisfactory to it that no event, condition, occurrence or development has occurred since December 31, 2010, which is reasonably likely to have a Material Adverse Effect.

(I)           No Litigation.  There shall not be pending or, to the knowledge of Borrower or any Guarantor, threatened, any action charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting Borrower or Guarantor or any property of Borrower or any Guarantor that has not been disclosed in Schedule 4.8, including without limitation any that challenges, threatens or seeks to invalidate the Transactions, or any portion thereof, or this Agreement.

(J)           Searches.  Lender shall have received UCC, tax, judgment, [Department of Interior/Bureau of Land Management] and litigation searches against Borrower [and ECC] in those offices and jurisdictions as Lender shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against Borrower or any Collateral except for those Liens (other than Permitted Encumbrances), financing statements, assignments or other filings with respect to which the secured party or existing lender (i) has delivered to Lender Uniform Commercial Code termination statements or other documentation evidencing the termination of its Liens and security interests in Collateral, or (ii) has agreed in writing to release or terminate its Lien and security interest in Collateral upon receipt of proceeds of the Advances, all in a form and substance satisfactory to Lender in its sole discretion.

3.2          Conditions for Future Advances.  WITHOUT IMPAIRING THE DISCRETIONARY NATURE OF THE CREDIT FACILITY, the making of Advances under the Credit Facility in any form following the Closing Date is subject to the following conditions precedent (all instruments, documents and agreements to be in form and substance satisfactory to Lender and its counsel) following the Closing Date:

(A)          Effectiveness of Agreements.  This Agreement and each of the other Loan Documents shall be effective;

(B)           No Material Adverse Effect.  No event or condition shall have occurred or become known to Borrower, or would result from the making of any requested Advance, which is reasonably likely to have a Material Adverse Effect;

(C)           No Default.  No Default or Event of Default then exists or after giving effect to the making of the Advance would exist;

(D)           Compliance.  Each Advance is within and complies with the terms and conditions of this Agreement;

(E)           No Liens.  No Lien (other than a Permitted Encumbrance) exists with respect to any asset or property of Borrower; and

(F)           Representations and Warranties.  Each representation and warranty set forth in Section 4 and any other Loan Document (as amended or modified from time to time) is then true and correct in all material respects as if made on and as of such date except to the extent such representations and warranties are made only as of a specific earlier date.

SECTION 4        REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender that the following statements are true, correct and complete in each case after giving effect to the Transactions.  Such representations and warranties, and all other representations and warranties made by Borrower, herein or in the other Loan Documents, shall survive the execution and delivery of this Agreement and the closing contemplated hereby:

4.1           Organization, Powers, Capitalization.

(A)           Organization and Powers.  Borrower and each Subsidiary is an entity of the type indicated on Schedule 4.7 that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization as indicated on such Schedule 4.7, and is not and does not purport to be organized under the Laws of any other or additional jurisdiction, and Borrower or Subsidiary is registered with and/or qualified to do business and in good standing in each other jurisdiction where the nature of Borrower’s or Subsidiary’s business or property would require Borrower or Subsidiary to register with and/or qualify to do business in such jurisdiction, except where failure to be so qualified in any such jurisdiction(s) (individually or cumulatively) is not reasonably likely to have a Material Adverse Effect.  Borrower has all requisite power and authority pursuant to the Laws under which it is organized to own and operate its respective properties, to carry on its respective businesses as now conducted and proposed to be conducted.

(B)           Capitalization.  Schedule 4.1(B) sets forth as to Borrower all classes or categories of the Equity Interests of Borrower provided for under its Organizational Documents as of the date hereof and the total amounts of all such Equity Interests authorized to be issued and issued under each such class or category as of the date hereof.  All outstanding shares and interests of Equity Interests of Borrower have been and are duly authorized and validly issued, fully paid, non-assessable, and such shares of Equity Interests were issued in compliance with all applicable federal, state and local laws concerning the issuance of securities.  All of the Equity Interests of each Subsidiary of Borrower is free and clear of all Liens.  No Equity Interests of Borrower other than those described on Schedule 4.1(B) are issued and outstanding.  There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition of any Equity Interests from Borrower except as set forth on Schedule 4.1(B).  Any and all Equity Interests issued by Borrower during the term of this Agreement shall be duly authorized and validly issued, fully paid, non-assessable, and shall be issued in compliance with all applicable federal, state and local laws concerning the issuance of securities.

4.2          Authorization of Borrowing; No Conflict.  Borrower has all requisite power and authority pursuant to all applicable Laws under which it is organized to enter into, execute and deliver, and perform all of its Obligations under each Loan Document to which it is a party, and to incur the Obligations and grant security interests in the Collateral in each case as provided for in the Loan Documents.  The execution, delivery and performance by Borrower of the Loan Documents it which it is a party have been duly authorized by all requisite entity action on the part of Borrower and any applicable Board, member(s), manager(s) or partner(s) of Borrower, and no further actions or consents by or from any holder of any Equity Interests of Borrower is required pursuant to any Organizational Documents of Borrower.  The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated by each such Loan Document does not: conflict with, contravene, violate, or constitute a default or breach (immediately or upon the passage of time or the giving of any notice or both), or result in the creation of any security interest or lien upon any property or asset of Borrower under (1) any Organizational Document of Borrower, (2) any applicable Laws to which Borrower or its property and assets is subject, (3) any material contract, agreement or instrument to which Borrower is a party or by which it or its property and assets is subject, or (4) any judgment, order, injunction or decree issued by any Governmental Authority with respect to Borrower or its property or assets.  This Agreement and each other Loan Document, including the Note, have been duly executed and delivered by Borrower and each such Loan Document is, and will be, the legally valid and binding obligation of Borrower enforceable against Borrower in accordance with its respective terms.

4.3          Financial Condition.

(A)           Accuracy of Financial Statements.  Subject to the provisions of paragraph (C) of this Section 4.3 regarding the Closing Pro Forma and the Projections and any other projections which have been furnished by Borrower to Lender hereunder, the Financial Statements and all other financial statements concerning Borrower which have been or will hereafter be furnished by Borrower to Lender pursuant to this Agreement (i) have been, or will be, prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein); (ii) do, or will, present fairly, the financial condition of Borrower as at the dates thereof and the results of its operations for the periods then ended; and (iii) do, or will, accurately reflect the financial condition of Borrower in all respects.

(B)           No Material Adverse Change.  Since December 31, 2010, no event, condition, development or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

(C)           Accuracy of Pro Forma and Projections.  The Closing Pro Forma was prepared by Borrower based on the unaudited annual balance sheet of Borrower, for the fiscal year ended December 31, 2010, the management prepared financial statements for the fiscal [quarter] ended October 31, 2011, and such additional financial statements and information in Borrower’s possession as of the date hereof.  The Closing Pro Forma, as well as the Projections (“Projections”) attached hereto as part of Schedule 4.3(C) and any other projected financial statements for Borrower for future periods or other projections of business or financial performance or results for Borrower which have been or will hereafter be furnished by Borrower to Lender hereunder (and any pro forma financial information contained therein), have been, or will be, prepared in good faith on the basis of (i) assumptions, methods, and tests which are reasonably believed by the Borrower to have been reasonable at the time made and (ii) information reasonably believed by the Borrower to have been accurate based upon the information available to the Borrower at the time the Closing Pro Forma or such projections were furnished to Lender, it being recognized by Lender that any such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(D)           Restatement of Representations for Future Financial Statements.  Each delivery of any financial statements by Borrower to Lender hereunder shall be deemed to constitute a representation and warranty by Borrower as of the date of such delivery that (i) all of the representations and warranties regarding financial statements provided for in paragraph (A) of this Section 4.3 are true and correct as of such date with respect to such financial statements  and (ii) no event, condition, development or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect since December 31, 2010.  Each delivery of any projected financial statements for Borrower for future periods or other projections of business or financial performance or results for Borrower by Borrower to Lender hereunder shall be deemed to constitute a representation and warranty by Borrower as of the date of such delivery that all of the representations and warranties regarding projections provided for in paragraph (C) of this Section 4.3 are true and correct as of such date with respect to such projections.

4.4          Account Warranties.  As of the date of creation of each Account of Borrower, (a) such Account is a valid, genuine bona fide account, representing an undisputed indebtedness incurred by the named Account Debtor for goods actually sold and delivered or for services completely rendered; (b) such Account is due and payable in accordance with its terms, no agreement exists permitting any deduction, allowance, charge back, or discount (other than any discount for prompt payment stated on the invoice) with respect to such Account and there are no setoffs, offsets, claims or counterclaims against such Account; (c) such Account does not represent a sale to an Affiliate or a consignment, sale or return, or a bill and hold transaction; (d) Borrower is the lawful owner of such Account and has the absolute right to assign the same to Lender; (e) such Account is free of all Liens; (f) the transaction which gave rise to the Account complies in all respects with all applicable laws, rules and regulations of each applicable Governmental Authority; and (g) to Borrower’s knowledge, the Account Debtor with respect to such Account is not subject to any voluntary or involuntary proceedings under the Bankruptcy Code or any other bankruptcy, receivership or insolvency law and there are no proceedings or actions threatened or pending against such Account Debtor that is reasonably likely to have a material adverse effect on the ability of such Account Debtor to satisfy its obligation with respect to such Account or on such Account Debtor’s general business, assets and financial condition.

4.5           Names, Entity Changes.  Schedule 4.5 sets forth the exact legal name of Borrower and each Subsidiary as set forth in its articles or certificate of incorporation, organization or formation as currently in effect and on record with its jurisdiction of organization and all other names, trade names, fictitious names and business names under which Borrower and Subsidiary currently conducts business or has at any time during the past five years conducted business.  Except as set forth on Schedule 4.5, during the past five (5) years, no Borrower has not (a) been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person (or of any business or division of any Person), or (b) been organized under the laws of any jurisdiction other than or in addition to the jurisdiction of organization set forth for Borrower on Schedule 4.6.

4.6           Jurisdictions; Locations; FEIN.  Schedule 4.6 sets forth as to Borrower and each Subsidiary: (a) the jurisdiction of organization of Borrower and each Subsidiary and each other jurisdiction in which Borrower and each Subsidiary is registered and/or qualified to do business, (b) the location of Borrower’s and each Subsidiary’s chief executive office and principal place of business, (c) the location of each additional office(s) other than such chief executive office and principal place of business where Borrower’s and each Subsidiary’s books and Records are kept (including any books and Records regarding Accounts), and (d) the location of all other offices or business locations of Borrower and each Subsidiary and all Collateral locations, including all such locations owned by Borrower, all such locations leased and operated by Borrower, and all such locations operated by a third party (including any public warehouse, any consignment location, any locations where any of the Collateral is held for processing and any other bailee location at which any of the Collateral is located), and such locations as so set forth on Schedule 4.6 are the only locations for the businesses and the Collateral of Borrower and Subsidiary.  Schedule 4.6 also indicates as to Borrower and each Subsidiary whether during the past five years, Borrower or Subsidiary had maintained any additional chief executive office and principal place of business, location(s) for books and Records, or other business or Collateral locations (excluding any such prior location that was not a chief executive office and principal place of business, location at which books and Records were stored nor a location at which any tangible Collateral other than Inventory was kept).  Borrower’s and each of its Subsidiaries’ federal employer identification numbers and entity identification numbers in its state of incorporation or formation (as applicable) is set forth on Schedule 4.6.  Schedule 4.6 also indicates as to Borrower and each Subsidiary whether Borrower or Subsidiary is the owner, tenant, or license of any interest in any real property, and, if so, sets forth a list of each such real property location with the nature of Borrower’s interest and the formal legal description of each such real property location attached as an exhibit to such Schedule 4.6.

4.7           Title to Properties; Liens.  Borrower has good, sufficient and legal title to all of its respective properties and assets.  Except for applicable Permitted Encumbrances, all such properties and assets are free and clear of Liens.  There are no actual, threatened or alleged defaults with respect to any leases or licenses of real property under which Borrower is lessee or licensee which may be reasonably likely to have a Material Adverse Effect.

4.8           Litigation; Adverse Facts.  Except as set forth on Schedule 4.8, there are no judgments outstanding against Borrower or any Guarantor or affecting any property of Borrower or any Guarantor nor is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending, or, to the knowledge of Borrower or any Guarantor, threatened, against or affecting Borrower or any Guarantor or the property of Borrower or any Guarantor, and no such action, etc. (either individually or collectively) may be reasonably likely to have a Material Adverse Effect if determined adversely to the Borrower or Guarantor.  No Borrower or Guarantor has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed to any liability which is reasonably likely to have a Material Adverse Effect.

4.9           Payment of Taxes.  Except as set forth on Schedule 4.9, all tax returns and reports of Borrower and each Subsidiary required to be filed by them have been timely filed, and all Taxes upon Borrower and each such Subsidiary and upon their respective properties, assets, income and franchises which are shown on such returns as due and payable, have been paid (together with any and all interest, penalties, etc. thereon if any such Taxes were not paid when due).  As of the Closing Date, none of the income tax returns of Borrower or Guarantor is under audit.  No tax liens of any kind or nature have been filed or are being asserted in any jurisdiction or pursuant to any proceedings with respect to Borrower or Guarantor or any of their respective properties or assets.  The charges, accruals and reserves on the books of Borrower in respect of any Taxes or other governmental charges are in accordance with GAAP.

4.10           Performance of Agreements.  Borrower is not in default or breach of the performance, observance or fulfillment of any of the obligations, duties, covenants or conditions contained in any contractual obligation of any such Person, and no other condition exists that would allow the other party to any such contractual obligations to terminate or cancel such contract, in any such case with respect to any contract of Borrower the termination or cancellation of which, or non-renewal of which on substantially similar terms, is reasonably likely to have a Material Adverse Effect.

4.11           Employee Benefit Plans.  Each member of the ERISA Affiliate Group is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable Laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans.  Each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the IRC as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the IRC and the trust related thereto is exempt from federal income tax under Section 501(a) of the IRC.  No liability which could reasonably be expected to have a Material Adverse Effect has been incurred and remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.  Schedule 4.11 sets forth (a) a complete list of any and all Pension Benefit Plans now maintained or maintained at any time during the last six (6) years by any member of the ERISA Affiliate Group for the employees of any member of the ERISA Affiliate Group and (b) a complete list of any and all Multiemployer Plans to which any member of the ERISA Affiliate Group now contributes or accrues contributions or contributed to or accrued contributions for at any time during the last six (6) years for the benefit of the employees of any member of the ERISA Affiliate Group.  With respect to each such current or former Pension Benefit Plan, (i) no such Pension Benefit Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the IRC, whether or not waived, and each member of the ERISA Affiliate Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each such Pension Benefit Plan; (ii) no member of the ERISA Affiliate Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iii) no such Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any such Pension Benefit Plan; and (v) at this time, the current value of the assets of each such Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan and no member of the ERISA Affiliate Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities.

4.12           Intellectual Property.  Borrower owns, is licensed to use, or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of is business as currently conducted.  Schedule 4.12 sets forth as to Borrower: (a) all Intellectual Property of Borrower or Subsidiary that is registered and/or filed with and/or issued by any Governmental Authority (specifically including the United States Patent and Trademark Office and the United States Copyright Office and any equivalent office of any foreign Governmental Authority), (b) any license of any such owned Intellectual Property described in the preceding clause (a) to which Borrower or Subsidiary is party as the licensor (including the title and date of such license, the name and address of the licensee and the registered Intellectual Property of Borrower subject thereto), (c) any license for any Intellectual Property owned by any third party Person that is registered and/or filed with and/or issued by any Governmental Authority to which Borrower or Subsidiary is party as a licensee (including the title and date of such license, the name and address of the licensor and the registered Intellectual Property of such licensor subject thereto) and (d) any other Intellectual Property that is material to the business of Borrower.

4.13           Broker’s Fees.  Except for the Broker Fees, which are the sole responsibility and obligation of Borrower, no broker’s or finder’s fee or commissions will be payable by reason of any action of Borrower with respect to any of the transactions contemplated hereby.  Borrower shall indemnify, defend and hold harmless Lender with respect to any claim or demand or asserted claim or demand (together with all costs and expenses of Lender in respect thereof or in defending the same) of any kind or nature made at any time by any broker or finder in regard to the Transactions.

4.14           Environmental Compliance.  Borrower and each Subsidiary has been issued by the applicable Governmental Authorities all required federal, state, territorial, provincial, local and foreign licenses, certificates or permits relating to all applicable Environmental Laws necessary to the current operations of the business and properties of Borrower or Subsidiary and the ownership by Borrower or Subsidiary of its properties and assets, all of which such licenses, certificates or permits are listed on Schedule 4.14 and are in full force and effect and in good standing, and neither Borrower nor Subsidiary is a party to any consent order, consent decree or similar agreement or order voluntarily entered into by Borrower or Subsidiary with any applicable Governmental Authority with respect to any Environmental Law except as set forth on Schedule 4.14.  Except as set forth on Schedule 4.14, Borrower and each Subsidiary has been and is currently in compliance in all material respects with all applicable Environmental Laws, specifically including any and all licenses, certificates and permits and any and all consent orders, consent decrees and similar voluntary orders and agreements described in the foregoing sentence .  Except as set forth on Schedule 4.14, there are no claims, liabilities, investigations, litigation, administrative proceedings, judgments or orders relating to any Hazardous Materials asserted or, to Borrower’s knowledge, threatened against Borrower or relating to any real property currently or formerly owned, leased or operated by Borrower which is reasonably likely to have a Material Adverse Effect, and neither Borrower has any knowledge of any spill or other release  or threatened spill or other release of Hazardous Material at any real property currently or formerly owned, leased or operated by Borrower for which Borrower is legally responsible to remediate under applicable laws or which may be or could result in a material liability.

4.15           Solvency.  Borrower (a) owns assets the fair saleable value of which are (i) greater than the total amount of its or its (as applicable) liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of Borrower  as they mature; (b) has or have capital that is not unreasonably small in relation to its businesses as presently conducted or any contemplated or undertaken transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its or its (as applicable) ability to pay such debts as they become due.

4.16           Disclosure.  No representation or warranty of Borrower contained in this Agreement, the Financial Statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of Borrower for use in connection with the Loan Documents contains any untrue statement of a material fact, omits or will omit a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  There is no material fact known to Borrower that has had or could reasonably be likely to have a Material Adverse Effect and that has not been fully disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the Transactions contemplated hereby.

4.17           Insurance.  Borrower maintains insurance policies for public liability, property damage for its businesses and properties,  workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance of types, as set forth as Schedule 4.17 hereto; and, as of the Closing Date, no notice of cancellation has been received with respect to such policies and Borrower is in compliance in all material respects with all conditions contained in such policies.

4.18           Compliance with Laws.

  (A)           Borrower is not in violation of any applicable Law or other requirement of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any Environmental Law or the use, release, storage, transport or disposal of any Hazardous Material, which violation(s) would (individually or collectively) subject Borrower or any of its officers to criminal liability or have a Material Adverse Effect, and no notice of any such violation has been received.

  (B)           Borrower holds all licenses, permits, approvals, consents and certifications necessary to conduct its business including without limitation all licenses and permits necessary to operate the Mines at their current stages of development, remove Minerals therefrom and sell such Minerals in each jurisdiction in which it operates, and to own its properties, a list of which licenses, etc. is shown on Schedule 4.18, and all such licenses, permits, approvals, consents and certifications are in full force and effect.  Borrower has not received any notice, citation or other written or electronic transmission that it is not or may not be in compliance with any federal, state or local license, permit, approval, consent, certification, reporting or licensing requirement or any applicable Laws applicable to Borrower’s business or properties.

4.19           Bank Accounts.  Schedule 4.19 sets forth the account numbers and locations of all Deposit Accounts, Securities Accounts and Commodity Accounts of Borrower.

4.20           Subsidiaries and Affiliates.

  (A)           Except as set forth on Schedule 4.20, Borrower has no Subsidiaries or Affiliates, and is not a party to any partnership or joint venture.

4.21           Employee Matters.  Except as set forth on Schedule 4.21, (a) none of the employees of Borrower are subject or party to any collective bargaining agreement, management agreement or consulting agreement, (b) no petition for certification or union election is pending with respect to any of the employees of Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to of the employees of Borrower or any Guarantor and (c) there are no strikes, slowdowns, work stoppages or controversies pending or threatened between Borrower and its employees, other than employee grievances arising in the ordinary course of business which is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Schedule 4.21, Borrower is not a party to any employment contract.

4.22           Governmental Regulation.  Borrower is not subject to regulation under the Investment Company Act of 1940 or to any applicable Law limiting its ability to incur indebtedness for borrowed money and grant liens on its assets.

4.23           Receivables and Payables.  As of the Closing Date, the Borrower is not aware of any adverse facts as a result of the receivables and payables of Borrower are not reasonably likely to be respectively collectible and payable in the ordinary course of business in accordance with the usual terms and conditions of their respective businesses, and there exists no fact or circumstance not already disclosed to Lender in writing which is reasonably likely to impair the validity or collectability of the Account.

4.24           Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of the Borrower, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of Borrower with any customer (or group of customers) or supplier (or group of suppliers) that either individually or in the aggregate are material to their respective operations.

4.25           Absence of Defaults.  As of the Closing Date, Borrower is not in default under their respective Organizational Documents, and no event has occurred, which has not been remedied (to the extent expressly permitted hereunder) or waived in writing by Lender, which constitutes a Default or an Event of Default.

4.26           Material Contracts.  Schedule 4.26 attached hereto represents a list of all contracts, agreements and commitments which are or may be material to Borrower’s business, operations and expected prospects and no default exists under any of such contracts, agreements or commitments, all of which have been delivered to Lender.

4.27           Other Closing Transactions.  Borrower represents that contemporaneously herewith pursuant to agreements and documents provided to Lender, one hundred percent (100%) of its issued and outstanding Equity Interests have been acquired by and are now held by Rock Energy.  Borrower further represents that it has acquired a forty nine percent (49%) interest in the Mines and all related assets pursuant to agreements and documents delivered to Lender.  Borrower represents that each of the foregoing transactions are fully consummated and represent valid and enforceable transactions under applicable law.

SECTION 5      AFFIRMATIVE COVENANTS

To induce Lender to enter into this Agreement, Borrower hereby covenants and agrees that until indefeasible payment in full in cash and performance in full of all Obligations and the termination of the Loan and this Agreement, Borrower shall perform all covenants in this Section 5 applicable to such Person.

5.1             Financial Statements and Other Reports.  Borrower shall maintain a system of accounting and keep such books, records and accounts (which shall be true and complete in all material respects), as may be required or as may be necessary to permit the performance of an annual audit and the preparation of financial statements in accordance with GAAP and past practices, consistently applied.  Borrower will deliver to Lender the financial statements and other reports described below until payment and performance in full of all Obligations.  All financial statements and reports to be delivered hereunder shall be in such form and contain such information as Lender requires from time to time, and may be delivered by facsimile, regular or express mail or by hand, but shall also be delivered in electronic form using the Microsoft Excel.xls format.

   (A)           Monthly Financials, Budget Comparison and Mining Reports.  On a monthly basis, (I) if requested by Lender, as soon as available and in any event within thirty (30) days after the end of each month, Borrower will deliver to Lender (a) the balance sheet of Borrower as at the end of such month and the related statements of income, shareholder’s or member’s (as applicable) equity and cash flow for such month and for the period from the beginning of the then current Fiscal Year to the end of such month and (b) a report in form acceptable to Lender comparing the actual results on a line by line basis for the month and year to date with the numbers for such periods set forth in the Budget and (II) in any event as soon as available but no later than the first Monday of each month, Borrower will deliver to Lender a mining report, in the form of Exhibit E attached hereto, from the mining contractor engaged by Borrower with respect to the Mines, or, if Borrower is operating the Mines directly, from Borrower, describing the status and progress of mining operations.

   (B)           Quarterly Financials.  In addition to the relevant monthly financial statements referred to in Section 5.1(A) (if applicable), as soon as available and in any event within thirty (30) days after the end of each quarter of each Fiscal Year, Borrower will deliver to Lender the balance sheet of Borrower, as adjusted in conformity with GAAP, as at the end of such period and the related statements of income, shareholder’s or member’s (as applicable), equity and cash flow for such quarter of such  Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such quarter of such Fiscal Year.

   (C)           Year-End Financials.  In addition to the relevant quarterly financial statements referred to in Sections 5.1(A) and 5.1(B), as soon as available and in any event within ninety (90) days after the end of each Fiscal Year (provided that the audited financial statements for the year ended December 31, 2011 shall be provided to Lender no later than May 31, 2012), Borrower will deliver to Lender:  (1) the audited balance sheet of Borrower as at the end of such year and the related statements of income, shareholder’s or member’s (as applicable) equity and cash flow for such Fiscal Year; (2) a schedule of the outstanding Indebtedness of Borrower describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan; (3) a report with respect to the financial statements from a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, which report shall be unqualified as to going concern and scope of audit of Borrower and shall state that (a) such financial statements present fairly the financial position of Borrower as at the dates indicated and the results of its operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (b) that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and (c) that such accountants acknowledge that Lender is relying on such statements.  If Borrower files its  annual report on Form 10-K for the applicable Fiscal Year and such annual report contains the financial statements and reports described above, in a format acceptable to Lender, then Borrower may satisfy its requirements under this Section 5.1(C) by delivering a copy of such annual report.  In addition to the foregoing, Borrower shall provide to Lender within thirty (30) days after each fiscal year end an internally prepared income statement sufficient in detail to support its calculation of the Net Profits obligation owed to Lender under Section 2.15 of this Agreement, which undertaking shall survive repayment of the Obligations otherwise relating to the Credit Facility and shall continue so long as Borrower remains obligated to Lender under such Section 2.15.

   (D)           Accountants’ Certification and Reports.  In connection with each annual, interim or special audit or review of the financial statements or financial controls of Borrower made by its independent public accountants (including the audit made in connection with the financial statements required to be delivered under Section 5.1(C) above, (i) Borrower will deliver to Lender promptly upon receipt thereof copies of all reports submitted to Borrower by its independent public accountants in connection with each such annual, interim or special audit or review, including the comment letter submitted by such accountants to management or any member or committee of the Boards of Borrower in connection with such annual, interim or special audit or review, and (ii) Borrower shall request and obtain from its independent public accountants (and deliver to Lender promptly upon receipt thereof) a certificate, to the effect that, in making the examination necessary for such annual, interim or special audit or review, such accountants have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

   (E)           Management Report.  Together with each delivery of financial statements of Borrower pursuant to subdivisions (A), (B) and (C) of this Section 5.1, except as specified otherwise in Section 5.1(E)(3) below, Borrower will deliver a management report:  (1) describing the operations and financial condition of Borrower for the month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials); (2) setting forth in comparative form (x) the corresponding figures for such monthly and year-to-date (or yearly, if applicable) periods as set forth in the Projections (or, if applicable, the yearly projections delivered to Lender under Section 5.1(F) below) and (y) the corresponding figures for the corresponding monthly and year-to-date (or yearly, if applicable) period in the previous Fiscal Year, in each case setting forth the variances between the current figures and the corresponding figures from the applicable Projections or projections and prior Fiscal Year; and (3) with respect only to the financial statements to be delivered pursuant to subdivisions (B) and (C) of this Section 5.1, setting forth a schedule showing the calculation of the financial covenants specified in Section 6.16.  The information above shall be presented in reasonable detail and shall be certified (the “Officer’s Certificate”) (which such Officer’s Certificate shall be in form and substance satisfactory to Lender) on behalf of Borrower by the chief financial officer, director of finance, chief executive officer or president of Borrower to the effect that (i) such information is accurate and complete in all material aspects or, in the case of financial statements, fairly presents the results of operations and financial condition of Borrower as at the dates and for the periods indicated, (ii) as of the date of such certification, there does not exist any Default or Event of Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which Borrower propose to take or have taken with respect thereto, and (iii) the representations and warranties contained in this Agreement and in the other Loan Documents remain in full force and effect and are true and accurate in all respects as of the date of delivery of the management report, except (x) to the extent such representations and warranties relate solely and expressly to an earlier date, (y) for revisions or updates to any Schedule(s) approved by Lender pursuant to Section 5.14, and (z) for such changes in circumstances of Borrower that are expressly permitted under this Agreement.

   (F)           Budgets.  At least two (2) weeks before the beginning of each fiscal quarter (commencing April 1, 2012), a budget for all revenues, expenses and planned capital expenditures, in such detail as Lender may request, for such quarter, is to be delivered by Borrower to Lender.

   (G)           Tax Returns.  Within twenty (20) days after filing thereof, Borrower shall deliver to Lender a copy of the annual federal (and, if requested by Lender, state or other) tax return (and any amended return) of Borrower and each Guarantor certified by the chief financial officer or chief executive officer of Borrower, or by such Guarantor, to be accurate and complete in all material respects.

   (H)           Government Notices.  (a) Borrower will deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or Borrower’s payment or non-payment of any taxes including any tax audit; (b) Borrower will notify Lender promptly after Borrower’s knowledge thereof, of any of the following that affects Borrower.

   (I)           Notification of Events of Default, etc.  On the first Business Day following the day any officer of Borrower obtains knowledge of any of the following events or conditions, Borrower shall deliver written notice including a certificate signed by the chief executive officer or president of Borrower specifying the nature and period of existence of such condition or event and what action Borrower has taken, is taking, and proposes to take, with respect thereto:  (1) any condition, circumstance or event that constitutes an Event of Default or Default; (2) any default or breach by Borrower of the performance, observance or fulfillment of any of the obligations, duties, covenants or conditions contained in any contractual obligation of Borrower, or the occurrence of any condition or event that would allow the other party to any such contractual obligations to terminate or cancel such contract, or the receipt by Borrower of any notice from any such counterpart under any such contractual obligation claiming that any such default or material condition or event has occurred, in any such case with respect to any contract of Borrower the termination or cancellation of which, or non-renewal of which on substantially similar terms, is reasonably likely to have a Material Adverse Effect; (3) any condition, circumstance or event which has had or is reasonably likely to have a Material Adverse Effect; or (4)  the resignation or termination of the chief executive officer, chief financial officer or the controller of Borrower (or any officer(s) or employee(s) of Borrower performing the duties and functions commonly performed by a chief financial officer and a controller) or the head(s) of operations and sales of Borrower, or if any such person shall leave his or her office for whatever reason or ceases to exercise the rights and duties of such office.  With respect to the foregoing clause (4), in addition to giving written notice as provided for above, Borrower shall also provide notice to Lender via e-mail and telephone to one of the managing partners of Lender of such occurrence by the end of the first Business Day following the day any officer of Borrower obtains knowledge of any such event described in clause (4).

  (J)           Trade Names.  Borrower will give Lender at least thirty (30) days advance written notice of any new trade name or fictitious business name.  Borrower’s use of any trade name or fictitious business name will be in compliance with all laws regarding the use of such names.

  (K)           Locations.  Borrower will give Lender at least thirty (30) days advance written notice of any change in Borrower’s address or of any new location for its books and records or the Collateral (including any such new Collateral location operated by a third party (and specifically including any public warehouse, any consignment location, any locations where any of the Collateral is to be held for processing and any other bailee location at which any of the Collateral is to be located)).  With respect to any such new location (which, with respect to Borrower, in any event shall be within the continental United States), Borrower will execute such documents and take such actions as Lender deems necessary to perfect and protect the security interests of Lender in the Collateral prior to the transfer or removal of any Collateral to such new location.

  (L)           Deposit Accounts, Securities Accounts and Commodity Accounts.

(i)           Borrower will give Lender at least ten (10) Business Days prior notice of any new Deposit Account, Securities Account or Commodity Account Borrower intends to establish prior to its opening same, and, without limiting the generality of or contradicting anything set forth in Section 2.8(A), if required by Lender, will prior to or concurrently with the opening of same provide Lender with “control” (as defined in Articles 8 and/or 9 of the UCC with respect to each applicable item or type of Collateral) with respect to such Deposit Account, Securities Account or Commodity Account, including if applicable causing such Deposit Account, Securities Account or Commodity Account to be subject to a control agreement in favor of Lender.

(ii)           Borrower will cause copies of all bank statements with respect to all accounts of every kind to be provided to Lender contemporaneously with their being provided to Borrower.

  (M)           Certified Public Accountants.  Within three (3) Business Days of the resignation or termination of Borrower’s current certified public accountants, or any certified public accountants hereafter engaged by Borrower, Borrower shall notify Lender in writing of such occurrence and the reason(s) therefor.

  (N)           Litigation.  Within three (3) Business Days after any officer of Borrower obtains knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any property of Borrower, any Guarantor not previously disclosed by Borrower to Lender in writing or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting Borrower or any Guarantor or any property of Borrower which, in the case of the preceding clauses (1) or (2), is reasonably likely to have a Material Adverse Effect, Borrower will give written notice thereof to Lender and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter.

  (O)           Other Information.  With reasonable promptness, Borrower shall, deliver such other information and data as may be available to and not legally prohibited from disclosure by Borrower with respect to Borrower, any of the property or assets of Borrower or the Collateral as Lender may reasonably request from time to time.

5.2            Access to Accountants.  Borrower hereby irrevocably authorizes and requests and instructs all accountants and auditors employed by Borrower at any time to exhibit and deliver to Lender upon Lender’s written request copies of any of the financial statements, trial balances or other accounting records or reports of any sort of Borrower in the accountant’s or auditor’s possession (other than work papers or other proprietary information of such accountants or auditors), and to disclose to Lender any information such accountants or auditors may have concerning the financial status and business operations of Borrower.  Borrower hereby authorizes all Governmental Authorities to furnish Lender with copies of any reports or examinations requested by Lender relating to Borrower.  Notwithstanding the foregoing, Lender will attempt to obtain such information or material directly from Borrower prior to requesting any such information from any such Governmental Authorities.

5.3            Inspection.  Borrower shall, at Borrower’s cost and expense (including transportation and lodging), permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties, business locations, Collateral locations and books and records of Borrower, including the Mines and other property covered by the Mortgage, its financial and accounting records, and in conjunction with such inspection, to audit Borrower’s books and records and make copies and take extracts therefrom, and to discuss its affairs, finances and business with its officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested.

5.4             Collateral Records.  Borrower shall, keep full and accurate books and records relating to the Collateral and, promptly after being requested by Lender, shall mark such books and records to indicate Lender’s security interests in the Collateral.

5.5             Account Covenants; Verification.

  (A)           Borrower shall, at its own expense, use its best efforts to assure prompt payment of all amounts due or to become due under its respective Accounts.  No discounts, credits or allowances (other than normal prompt payment discounts and customer promotional arrangements discounts) will be issued, granted or allowed by Borrower to Account Debtors.  Borrower will promptly notify Lender in the event that any customer(s) or Account Debtor(s) allege(s) any material dispute or claim with respect to an Account or Accounts in excess of Fifty Thousand Dollars ($50,000) in the aggregate or of any other circumstances known to Borrower that may impair, in any material respect, the validity or collectability of the Accounts so as to cause a Material Adverse Effect.  Lender shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to an Account, by mail, telephone or in person.  After the occurrence and during the continuance of an Event of Default, Borrower shall not without the prior consent of Lender, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereof, or allow any credit or discount thereon.

  (B)           In view of the nature of the Loan and the importance to the Borrower’s business and the functioning and integrity of the Loan, Borrower agrees that, at Lender’s request, it will promptly cease doing business with customers designated by Lender as Persons who are not creditworthy or otherwise are incapable of having its Accounts included as Eligible Purchase Orders.

5.6             Corporate Existence.  Borrower shall at all times preserve and keep in full force and effect its existence as a legal entity and all rights and franchises material to its businesses.  Borrower shall promptly notify Lender of any change in the ownership or corporate structure of Borrower, provided that this requirement of notice shall not in any way or under any circumstances be deemed to permit (and no such giving of notice shall cure or otherwise prevent the occurrence of any Event of Default resulting from) any such change in the ownership or corporate structure of Borrower that is otherwise prohibited or restricted hereunder or under any other Loan Document.

5.7             Payment of Taxes.  Borrower shall pay all Taxes imposed upon it or any of its properties or assets or with respect to any of its franchises, businesses, income or property before any penalty accrues thereon provided that no such tax need be paid if Borrower is Properly Contesting the same.

5.8            Maintenance of Properties; Insurance.  Borrower shall, and shall cause Commonwealth to, maintain or cause to be maintained in good repair, working order and condition, normal wear and tear excepted, all properties used in the business of Borrower and will make or cause to be made all appropriate repairs, renewals and replacements thereof, and will protect and preserve all material registered or registrable Intellectual Property (now or hereafter existing).  Borrower shall, and shall cause Commonwealth to, maintain or cause to be maintained, with financially sound and reputable insurers, public liability and property damage insurance with respect to their businesses and properties against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts reasonably acceptable to Lender.  Borrower shall cause Lender to be named as “lender’s loss payee” on all insurance policies relating to any Collateral and as “additional insured” under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Lender and shall, collaterally assign to Lender as security for the payment of the Obligations all business interruption insurance of Borrower, if carried by Borrower.  Unless otherwise agreed to in writing by Lender in its sole and absolute discretion, any Net Cash Proceeds received from any policies of insurance relating to any Casualty Event relating to the Collateral or any other assets and properties of Borrower shall be applied in accordance with Section 2.6(A) in the absence of an Event of Default or Section 7.6 upon the occurrence and during the continuance of an Event of Default.

5.9             Compliance with Laws.  Borrower shall comply in all material respects with the requirements of all applicable Laws, including all such applicable Laws as now in effect and which may be imposed in the future in all jurisdictions in which Borrower is now doing business or may hereafter be doing business.  Borrower shall at all times have and maintain, and keep current, all licenses, permits, registrations, filings and approvals necessary to permit it to conduct mining operations and otherwise conduct all of its business activities.

5.10           Further Assurances.  Without limiting the generality of or contradicting anything set forth in Section 2.8(A), Borrower shall from time to time, execute such guaranties, financing or continuation statements, security agreements, reports and other documents or deliver to Lender such instruments, certificates of title or other documents as Lender at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.  At Lender’s request, Borrower shall cause any wholly-owned or substantially wholly-owned Subsidiaries of Borrower promptly to guaranty the Obligations and to grant to Lender security interests in the real, personal and mixed property of such Subsidiary to secure the Obligations (it being acknowledged that the creation of Subsidiaries is restricted by Section 6.8).

5.11           Collateral Locations.  Borrower shall keep the Collateral (other than in-transit Collateral) at the locations specified on Schedule 4.7 (or any location of which Borrower has given written notice to Lender in accordance with either Section 5.1(K) or Section 6.3 since the last time Borrower shall have delivered to Lender Schedule 4.7 or any update thereto).

5.12           Landlords and Bailees.  If any Collateral is at any time in the possession or control of any landlord, warehouseman, consignee, bailee, Mill or Borrower’s agents or processors, Borrower shall notify such landlord, warehouseman, bailee, agent, processor or Mill of the security interests in favor of Lender created hereby, shall instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions and shall cause such Person to execute an access and waiver agreement or acknowledgment letter acceptable to Lender.

5.13           Use of Proceeds and Margin Security.  Borrower shall use the proceeds of all Loans for proper business purposes in accordance with Section 2.2 consistent with all applicable laws, statutes, rules and regulations.  No portion of the proceeds of any Loan shall be used by Borrower for the purpose of purchasing or carrying of margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time, or in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T or X of the Board of Governors of the Federal Reserve System as in effect from time to time, or any other regulation of the Board of Governors of the Federal Reserve System as in effect from time to time, or to violate the Exchange Act.

5.14           Revisions or Updates to Schedules.  Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, Borrower shall deliver to Lender, along with the Officer’s Certificate to be delivered under Section 5.1(E), such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s); provided that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until Lender, in the exercise of its reasonable credit judgment, shall have accepted in writing such revisions or updates to such Schedule(s).  Without limiting the generality of the foregoing or of Section 5.1(E), each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading in all material respects at all times during the term of this Agreement, except for revisions or updates to any Schedule(s) approved by Lender pursuant to the preceding sentence and such changes in the circumstances of Borrower that are expressly permitted under this Agreement.

5.15           Accuracy of Information.  All written information, reports, statements and other papers and data furnished to Lender, whether pursuant to this Section 5 or any other provision of this Agreement or of any other Loan Document, shall be, at the time the same is so furnished, complete and correct in all material respects (subject to the provisions regarding pro forma financial statements and projections set forth in Section 4.3(C)) to the extent necessary to give Lender true and accurate knowledge of the subject matter thereof, and shall not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.

5.16           Delivery of Certain Collateral; Requirements to Give Notice of Future Acquisition of Certain Collateral.  Without limiting the generality of or contradicting anything set forth in Section 2.8(A), Borrower hereby represents, warrants and covenants as follows:

(i)           Schedule 5.16(i) sets forth all of the Chattel Paper (both Tangible Chattel Paper and Electronic Chattel Paper), Instruments, and Documents relating to the operation of the Mines owned by Borrower or in which Borrower otherwise has any rights, and Borrower shall hereafter give prompt written notice to Lender of the future acquisition by Borrower of any rights in any such Chattel Paper (both Tangible Chattel Paper and Electronic Chattel Paper), Instruments and Documents.  Upon reasonable request of Lender, and in any event upon the occurrence of any Event of Default, Borrower shall deliver to Lender all such Tangible Chattel Paper and all such Instruments and Documents owned by Borrower duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Lender.  Upon request of Lender, and in any event upon the occurrence of any Event of Default, Borrower and Guarantor shall provide Lender with “control” (as defined in Article 9 of the UCC) of all such Electronic Chattel Paper owned by Borrower and/or Guarantor by having Lender identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC.  Upon reasonable request of Lender, and in any event upon the occurrence of any Event of Default, Borrower also shall deliver to Lender all security agreements securing any such Chattel Paper and securing any such Instruments.  Borrower will mark conspicuously all such Chattel Paper and all such Instruments and Documents with a legend, in form and substance satisfactory to Lender, indicating that such Chattel Paper and such Instruments and Documents are subject to the Liens in favor of Lender created pursuant to this Agreement and the other Loan Documents.

(ii)           Schedule 5.16(ii) sets forth all of the Investment Property, Securities (both Certificated Securities and Uncertificated Securities), Securities Entitlements, Financial Assets and Commodity Contracts (other than any Securities Accounts or Commodities Accounts (and any Securities, Securities Entitlements, Financial Assets and Commodity Contracts held therein) disclosed pursuant to Sections 4.19 and 5.1(K) and any Equity Interests of any Subsidiary disclosed pursuant to Section 4.1(B)) owned by Borrower and which constitutes Collateral under this Agreement.  Borrower shall hereafter give prompt written notice to Lender of the future acquisition by Borrower of any such Investment Property, Securities, Securities Entitlements, Financial Assets and Commodity Contracts.  Upon request of Lender, and in any event upon the occurrence of any Event of Default, Borrower and/or Guarantor shall provide Lender with “control” (as defined in Article 9 and/or Article 8 (as applicable) of the UCC) of all such Investment Property, Securities, Securities Entitlements, Financial Assets and Commodity Contracts.

(iii)           Schedule 5.16(iii) sets forth all of the letters of credit with an amount available for future drawing thereunder as of the date hereof of at least $100,000 on which Borrower is the beneficiary and which give rise to Letter-of-Credit Rights owned by Borrower, and Borrower shall hereafter give prompt written notice to Lender of the future acquisition by Borrower of any such Letter-of-Credit Rights and/or Borrower being named beneficiary of or otherwise receiving any such letter of credit.  Upon request of Lender, and in any event upon the occurrence of any Event of Default, Borrower shall deliver to Lender all such letters of credit on which Borrower is the beneficiary and which give rise to such Letter-of-Credit Rights owned by Borrower, in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Lender and also shall take any and all other actions as may be necessary or desirable, or that Lender may request, from time to time, to cause Lender to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letters of credit and related Letter-of-Credit Rights in a manner acceptable to Lender.

(iv)            Schedule 5.16(iv) sets forth all of the Commercial Tort Claims in which Borrower has any rights or interest on the date hereof, including descriptions of the events and circumstances giving rise to each such Commercial Tort Claim and the dates such events and circumstances occurred, the potential defendants with respect each such Commercial Tort Claim and any court proceedings that have been instituted with respect to each such Commercial Tort Claim.  Borrower shall promptly give written notice to Lender upon Borrower becoming aware that it has any rights or interests in any Commercial Tort Claim, which such notice shall include all of the information with respect to such Commercial Tort Claim that would have been required to be provided on Schedule 5.16(iv), and Borrower shall, with respect to any such Commercial Tort Claim, execute and deliver to Lender such documents as Lender shall request to perfect, preserve or protect the Liens, rights and remedies of Lender with respect to any such Commercial Tort Claim.

(v)           Upon request of Lender, Borrower shall promptly deliver to Lender any and all certificates of title, applications for title or similar evidence of ownership of all tangible Collateral which, under the provisions of Article 9 as in effect in any applicable state, is a type of asset with respect to which such a certificate of title or other similar evidence of ownership is issued and with respect to which perfection of any Lien therein must be accomplished by notation of such Lien and the holder thereof on such certificate of title or other similar evidence of ownership, and Borrower shall cause Lender to be named as lienholder on any such certificate of title or other evidence of ownership.

5.17           SEC Filings.  Borrower shall file all reports, filings and information with the Securities and Exchange Commission as required by the Exchange Act, the Securities Act of 1933 and any regulations promulgated thereunder.

SECTION 6 NEGATIVE COVENANTS

To induce Lender to enter into this Agreement, Borrower hereby covenants and agrees that until indefeasible payment in full in cash and performance in full of all Obligations and the termination of the Loan and this Agreement, Borrower shall not violate any of the covenants in this Section 6 applicable to such Person.

6.1             Indebtedness.  Borrower shall not directly or indirectly create, incur, assume, guaranty, or otherwise be, become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except:  (a) the Obligations; (b) Subordinated Debt (including any subordinated shareholder debt) to which Lender hereafter consents (in its sole discretion) and which is subject to a subordination agreement in favor of and acceptable to Lender; and (c) Indebtedness existing as of the date hereof and set forth on Schedule 6.1;

6.2             Transfers, Liens and Related Matters.

  (A)           Transfers.  Borrower shall not make any Asset Disposition except that Borrower may sell any Inventory normally held by Borrower for any such purpose in the ordinary course of business.

  (B)           Liens.  Except for Permitted Encumbrances, Borrower shall not directly or indirectly create, incur or assume (or agree to create, incur or assume) or permit to exist any Lien on or with respect to any of its assets or any proceeds, income or profits therefrom.

  (C)           No Pledge Restrictions.  Borrower shall not enter into or assume any agreement (other than the Loan Documents), restricting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

  (D)           Restricted Payments.  Borrower shall not directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment.

6.3             Restriction on Fundamental Changes.  Borrower shall not (a) undergo a Change of Control, (b) acquire by purchase or otherwise all or any material portion of the assets of, or Equity Interests or other evidence of beneficial ownership, of any Person or any business or division of any Person, (c) merge into or consolidate with any other Person, (d) enter into any joint venture or partnership with any other Person, or (e) without the prior written consent of Lender, which shall not be unreasonably withheld, create any new classes of Equity Interests.

6.4             Transactions with Affiliates.  Except as disclosed on Schedule 6.4, Borrower shall not directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale or exchange of property, the rendering of any service, making of loans or payment of fees) with any Affiliate or with any officer, director or employee of Borrower. Borrower shall not at any time amend, restate, modify, or waive any material term in its joint venture agreement with Red Arrow to increase its obligations or liabilities thereunder, without Lender’s prior written consent.

6.5             Environmental Liabilities.  Without limiting the generality of Section 5.9 or the representations and warranties of Section 4.14, Borrower shall not (a)  violate in any respect any applicable Environmental Law; (b) dispose of any Hazardous Materials (except in accordance with applicable Environmental Law) into, onto or from, any real property owned, leased or operated by Borrower; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by Borrower.

6.6             Conduct of Business.  Borrower shall not (i) engage in any business other than businesses of the type engaged in by Borrower on the Closing Date (after giving effect to the Transactions) and any businesses reasonably related thereto.

6.7             Compliance with ERISA.  Borrower shall not and shall not permit any member of the ERISA Affiliate Group to, establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan after the Closing Date if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect.  Borrower shall not establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.  No Foreign Subsidiary of Borrower shall establish any employee pension plan or employee benefit and/or welfare plans or amend any existing employee pension plan or employee benefit and/or welfare plans if the liability or increased liability resulting from such establishment or amendment could reasonably be expected to have a Material Adverse Effect, and each Foreign Subsidiary shall establish maintain and operate each employee pension plan or employee benefit and/or welfare plans in compliance in all material respects with all applicable provisions of all laws, and all regulations and interpretations thereof, of all applicable foreign government(s) (whether of any foreign national government or any agency or instrumentality of or province, county, district, department, subdivision or local unit of any such foreign national government) regarding such employee pension plans or employee benefit and welfare plans with respect to each employee pension plan or employee benefit and/or welfare plans maintained by such Foreign Subsidiary.

6.8             Subsidiaries.  Borrower shall not establish or create any Subsidiaries after the Closing Date.

6.9             Fiscal Year.  Borrower shall not change its fiscal year or adopt a fiscal year other than the Fiscal Year for tax or accounting purposes.

6.10           Press Release; Public Offering Materials.  Borrower shall not disclose the name of Lender in any press release or in any prospectus, proxy statement or other materials filed with any governmental entity except as may be required by law or with Lender’s prior written approval.

6.11           Payments on and Amendments to Subordinated Debt.  Borrower shall not make any payment on all or part of any Subordinated Debt or any other Indebtedness subordinated to the Obligations other than in strict compliance with the applicable written subordination agreement. The Borrower shall not amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt.

6.12           Organizational Documents.  Borrower shall not amend or otherwise modify its Organizational Documents in a manner which could impact Lender’s rights under the Loan Documents and/or with respect to Borrower or any of the Collateral, and Borrower shall not enter into any new shareholder’s agreement or similar agreement after the date hereof (and Borrower represents and warrants that true, complete and correct copies of such Organizational Documents as in effect as of the date hereof complete with all amendments have been delivered to Lender as of the date hereof).

6.13           No Impairment of Restricted Payments.  Borrower shall not, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the making of any Restricted Payment by Borrower.

6.14           Advances, Loans or Investments.  Borrower shall not make advances or loans to, or any investment in, any Person or any business division of any Person or enter into any partnership or joint venture.

6.15           Management or Consulting Fees.  Borrower shall not pay any management, consulting or other similar fees to any other Person except as disclosed on the Budget.

6.16           Financial Covenants.  Attached hereto as Exhibit D is a budget (the “Budget”) prepared by Borrower containing the projected expenditures and revenues for the Borrower’s operations from the Closing Date through March 31, 2012.  For the purposes hereof, the term “Budget” shall include all supplemental budgets provided by Borrower pursuant to paragraph 5.1(F) above.  Borrower acknowledges that Lender is and will be expressly relying upon the accuracy of such Budgets in establishing and maintaining the Credit Facility for Borrower.  Therefore, Borrower covenants and agrees that (i) its expenses will not exceed those set forth in such Budget on a line item basis (subject to a 20.0% variance per line item), (ii) its revenues will not be less than that set forth in such Budget (subject to a 20.0% variance), and (iii) the ore extracted from the Mines will not be less than as set forth in the Mining Schedule (subject to a 20% variance), in each case for each respective month (and cumulatively for the period from the Closing Date) contained in such Budget or Mining Schedule, as the case may be.  For avoidance of doubt in view of the critical connection between the Budget and the Mining Schedule and an ongoing Credit Facility, and without minimizing the importance of other covenants and conditions, any failure of Borrower to satisfy, abide by, or comply with any of the foregoing covenants shall expressly constitute an Event of Default under this Agreement.

6.17           Executive Compensation.  The cash remuneration, whether as salary, bonus, expenses, distributions or in any other form, including approved business expense reimbursements for monies paid by executives, payable by Borrower shall not exceed the amounts set forth for the purposes thereof on the Budget.

6.18           Mineral Shipments.  Borrower shall not ship any Minerals for processing, sale, storage or otherwise to any mill other than the mill to be constructed and operated by Borrower.  Prior to Borrower’s shipment of any Minerals to any other mill, Borrower shall obtain from such mill a consent letter (in form and substance acceptable to Lender) under which such mill unconditionally agrees to make all remittances of payments owed from time to time to Borrower for Minerals received directly to the Blocked Account.

SECTION 7 DEFAULTS, RIGHTS AND REMEDIES

7.1             Event of Default.  “Event of Default” means the occurrence or existence of any one or more of the following:

   (A)           Payment.  Failure of Borrower to make payment of any of the Obligations when due; or

  (B)           Default in Other Agreements.  (1) Failure of Borrower to pay when due (or within any applicable grace period) any principal, interest, fees or other obligations on any Indebtedness, or (2) default by Borrower under any agreement or agreements evidencing any such Indebtedness or pursuant to which such Indebtedness was issued or governed if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of such Person’s obligations which are the subject thereof prior to the maturity date thereof or prior to the regularly-scheduled date of payment thereof; or

  (C)            Breach of Covenants.  Failure of Borrower to perform or comply with any term, condition, covenant, agreement or undertaking contained in this Agreement; or

  (D)           Breach of Warranty.  Any representation, warranty, certification or other statement made by Borrower or any Guarantor in this Agreement or any other Loan Document or in any statement or certificate (including any financial statement or collateral report) at any time given by such Person in writing pursuant to or in connection with any Loan Document is false or misleading in any material respect on the date made or reaffirmed; or

  (E)           Other Defaults Under Loan Documents.  Borrower, any Guarantor or, as applicable, ECC defaults in the performance of or compliance with any term, provision, covenant or agreement contained in any other Loan Documents; or

  (F)           Involuntary Bankruptcy; Appointment of Receiver, etc.  (1) A decree or order of a court is entered for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, or over all or a substantial part of its property, (whether or not such appointment is of a temporary nature), or (2)  an involuntary case is commenced against Borrower or any Guarantor, under the Bankruptcy Code or any other applicable bankruptcy, receivership, insolvency or similar Law now or hereafter in effect and such case is not dismissed or discharged within sixty (60) days; or

  (G)           Voluntary Bankruptcy; Appointment of Receiver, etc.  (1) Borrower, or any Guarantor commences a voluntary case under the Bankruptcy Code or any applicable other bankruptcy, receivership, insolvency or similar Law now or hereafter in effect, or (2) any Borrower, or any Guarantor consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under the Bankruptcy Code or any applicable other bankruptcy, receivership, insolvency or similar Law now or hereafter in effect or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or (3) Borrower or any Guarantor makes any assignment for the benefit of creditors, or (4) Borrower or any Guarantor shall admit in writing the present or prospective inability to pay such Person or Person’s debts as they become due or (5) the Board, member(s), manager(s) or partner(s) of Borrower or any Guarantor adopt any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(G); or

  (H)           Liens.  Any Lien, levy, attachment, execution or assessment is issued with respect to, attaches to or filed or recorded with respect to or otherwise imposed upon all or any part of the Collateral or any other assets of Borrower, or any Guarantor (other than Permitted Encumbrances) and such lien, levy or assessment is not stayed, vacated, paid or discharged within five (5) days; or

  (I)            Judgments.  Any money judgment involving (1) an amount in any individual case in excess of One Hundred Thousand Dollars ($100,000.00) or (2) an amount in the aggregate at any time in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) (in either case not adequately covered by insurance as to which the insurance company has acknowledged coverage or undertaken the defense thereof subject only to customary reservation of rights) is entered or filed against Borrower, or any Guarantor or any of their respective assets and remains unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of twenty (20) days; or

  (J)            Dissolution.  Any order, judgment or decree is entered against Borrower decreeing the dissolution or split up of such Person, or Borrower voluntarily commences a liquidation or dissolution or ceases to operate its business; or

  (K)           Solvency.  Borrower or any Guarantor ceases to be solvent (as defined and provided for in Section 4.155); or

  (L)            Injunction.  Borrower is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business; or

  (M)           Invalidity of Loan Documents.  Any of the Loan Documents for any reason ceases to be in full force and effect (except pursuant to the express terms thereof) or is declared to be null and void, or Borrower or Guarantor denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect, or any Guarantor who is a natural Person shall die; or

  (N)           Failure of Security.  Lender does not have or ceases to have a valid and perfected first priority security interest in the Collateral (subject only to any applicable Permitted Encumbrances); or

  (O)           Licenses and Permits.  The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower (specifically including any such permit or license listed on Schedule 4.18), if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or

  (P)           Forfeiture.  There is filed against Borrower or any Guarantor any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), or any civil or criminal action, suit or proceeding under any other applicable Law that could result in the confiscation or forfeiture of any material portion of the Collateral or other assets of such Person, or any other criminal action, suit or proceeding under any other applicable criminal Law; or

  (Q)           Material Adverse Change.  Any event, development or condition shall have occurred which has had or is reasonably expected to have a Material Adverse Effect, expressly including without limitation any notice or action on the part of Red Arrow to terminate its joint venture with Borrower; or

  (R)           Change of Control.        The occurrence of a Change of Control.

7.2            Acceleration.  Upon the occurrence of any Event of Default described in the foregoing Sections 7.1(F) or 7.1(G), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower.  Upon the occurrence of any other Event of Default, Lender may declare, all Obligations to be immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower   Upon the occurrence of any Event of Default and without impairing the discretionary nature of the Loan, Lender may elect, in its discretion, to discontinue making Advances to Borrower.

7.3             Remedies.  In addition to the rights and remedies of acceleration provided for in Section 7.2 above, upon the occurrence and during the continuance of any Event of Default, Lender may exercise against Borrower and all Guarantors (and ECC in respect of its interest in the Collateral pledged by it), and its respective properties and assets including the Collateral, any and all rights and remedies available to Lender under this Agreement, the other Loan Documents, under any applicable Law or in equity, and may exercise such rights and remedies in any order, against any one or more such Persons and/or their respective properties and assets and after any delay all as Lender may elect in its sole and absolute discretion.  Without limiting the generality of the foregoing, upon the occurrence and during the continuance of any Event of Default, in addition to and not in limitation of any rights or remedies available to Lender under this Agreement and any other Loan Documents, under any applicable Law or in equity, Lender may exercise in respect of the Collateral all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (a) notify any or all Account Debtors on the Accounts to make all payments directly to Lender; (b) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at a place to be designated by Lender which is reasonably convenient to both parties; (c) without notice or demand or legal process, enter upon any premises of Borrower and take possession of the Collateral; and (d) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Lender may deem commercially reasonable.  Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  At any sale of the Collateral, if permitted by law, Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Lender and/or disclaim all warranties.  Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Borrower shall remain liable for any deficiency.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed thereof, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Borrower hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any Law now existing or hereafter enacted.  Lender shall not be required to proceed against any Collateral but may proceed against Borrower directly.

7.4             Appointment of Attorney-in-Fact.  Without limiting the provisions of Section 2.8(C) above, Borrower hereby irrevocably makes, constitutes and appoints each of the officers of Lender or its representatives the true and lawful attorney and attorney-in-fact for Borrower (without requiring any of them to act as such) with full power of substitution from time to time in Lender’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compound, receive and give acquaintance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any customer or obligor thereunder or allow any credit or discount thereon; (c) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper, in connection with clause (a) above; (d) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral; and (e) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral.  This power of attorney is coupled with an interest and is irrevocable until payment in full and complete performance of all of the Obligations and termination of this Agreement.

7.5             Limitation on Duty of Lender with Respect to Collateral.  Beyond the safe custody thereof, Lender shall not have any duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income on the Collateral or the preservation of rights against prior parties or any other rights pertaining to the Collateral.  Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Lender accords its own property.  Lender shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Lender in good faith.

7.6             Application of Proceeds.  Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments or proceeds of Collateral at any time or times thereafter received by Lender from or on behalf of Borrower or any Guarantor, and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and to reapply any and all payments and proceeds of Collateral received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in any such manner as Lender may deem advisable that is not contrary to any applicable Law notwithstanding any previous entry by Lender upon any books and records.

7.7             License of Intellectual Property.  For the purposes of Lender exercising its rights and remedies with respect to the Collateral, Borrower hereby grants, assigns, transfers and conveys to Lender as a present grant and assignment as of the date hereof an irrevocable, non-exclusive, royalty-free right and license to use Borrower’s names (including trade names) and all Intellectual Property owned or used by Borrower, together with any goodwill associated therewith, and all personal property of Borrower imprinted with, containing or embodying any of the foregoing and any similar property, at any time following the occurrence and during the continuance of any Event of Default hereunder, all to the extent necessary to enable Lender to complete production of, advertise for sale, and sell any Collateral and to otherwise realize on the Collateral, and for any successor or assign to enjoy the benefits of the Collateral.  This right and license shall inure to the benefit of all successors, assigns and transferees of Lender and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license is granted free of charge, without requirement that any monetary payment whatsoever be made to Borrower by Lender.  In connection with Lender’s exercise of its rights under this Article, Borrower agrees that Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.

7.8             Waivers, Non-Exclusive Remedies.  By making the Advances hereunder, Lender does not thereby waive a breach of any warranty or representation made by Borrower or any Guarantor hereunder or under any of the other Loan Documents or a breach under any agreement, document, or instrument delivered to Lender or otherwise referred to herein, and all of Lender’s claims and rights resulting from any breach or misrepresentation by Borrower or any Guarantor is specifically reserved by Lender.  No failure on the part of Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.  Lender may exercise its rights and remedies against any one or more of the Borrower and/or Guarantors and/or their respective property or assets (including the Collateral) at any time and from time to time without regard to whether any one or more of such rights and remedies have previously been exercised and/or are then concurrently being exercised against any other one or more of the Borrower and/or Guarantors, and Lender may exercise any one or more of such rights and remedies in any order without regard to whether any other one or more of such rights or remedies have been and/or are then concurrently being exercised.

SECTION 8 MISCELLANEOUS

8.1             Assignments and Participations.  Lender may assign its rights and delegate its obligations under this Agreement, or sell participations in, all or any part of the Loan or any other interest herein to an Affiliate or to another Person at any time and from time to time without prior notice to or consent of Borrower; provided, however, that upon assignment of 100% of Lender’s rights and obligations hereunder, Lender shall provide written notice thereof to Borrower.  In the case of an assignment authorized under this Section 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder and such assigning Lender shall be relieved of its obligations hereunder with respect to any commitments or assigned portion thereof.  Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee, that the assignee shall be deemed to be a “Lender”, and that the assigning Lender shall be relieved and discharged of any duties or obligations hereunder to the extent of the interest assigned.  Lender may furnish any information concerning Borrower in its possession from time to time to assignees and participants (including prospective assignees and participants), provided  that any such assignee or participant or prospective assignee or participant agrees to maintain the confidentiality of such information in the same manner as provided for in Section 8.24 below.  All communications by Borrower with Lender and every assignee shall be required to be sent or given only to Lender or any assignee designated by Lender in place of Lender.

8.2             Entire Understanding.

  (A)           This Agreement and the other Loan Documents executed concurrently herewith contain the entire understanding among Lender and Loan Parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained or in any other Loan Documents or hereinafter made shall have no force and effect unless in writing, signed by Borrower and Lender.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Loan Parties acknowledge that they have been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and are not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

8.3             Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence, and during the continuance,  of any Event of Default, Lender, each assignee of Lender’s interest, and each participant is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other property at any time held or owing by that Lender or assignee to or for the credit or for the account of Borrower against and on account of any of the Obligations then outstanding; provided, that no participant shall exercise such right without the prior written consent of Lender.

Borrower hereby agrees, to the fullest extent permitted by law, that Lender, assignee or participant may exercise its right of setoff with respect to amounts in excess of its pro rata share of the Obligations (or, in the case of a participant, in excess of its pro rata participation interest in the Obligations) and that such Lender, assignee or participant, as the case may be, shall be deemed to have purchased for cash in the amount of such excess, participations in each other Lender’s or holder’s share of the Obligations.

8.4            Expenses.  Borrower agrees to promptly pay all fees, costs and expenses incurred by Lender (including without limitation attorneys’ fees) in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand and secured by the Collateral:  (a) fees, costs and expenses (including fees and expenses of environmental consultants, engineers, geologists, accountants and other professionals retained by Lender) incurred in connection with the examination, review, negotiation, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses of Lender (including without limitation fees of environmental consultants, engineers, geologists, accountants and other professionals retained by Lender) incurred in connection with the administration of the Loan Documents, the Loan, and any amendments, waivers, consents, forbearance and other modifications relating thereto; (c) costs and expenses incurred in creating, perfecting and maintaining perfection of Liens in favor of Lender including title insurance premiums, real estate survey costs and mortgage or recording taxes and fees; (d) fees, costs and expenses incurred in connection with forwarding to Borrower the proceeds of Loans including wire transfer fees and other bank charges; (e) fees, costs, expenses, including bank charges (for returned checks or otherwise), incurred by Lender in establishing, maintaining and handling lock box accounts, blocked accounts or other accounts for collection of the Collateral; (f) fees, costs and expenses incurred in collecting upon or enforcing, preserving and defending rights in the Collateral or incurred in any action to enforce this Agreement or the other Loan Documents or to collect any Obligations owing from Borrower or Guarantor under this Agreement or any other Loan Document or incurred in connection with any refinancing, restructuring or termination of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; and (g) the cost of procuring background checks or updating background checks previously obtained by Lender relating to officers of Borrower (and Borrower shall use its best efforts to obtain the consent of all officers to such checks or updated checks).

8.5            Indemnity.  In addition to the payment of expenses pursuant to Section 8.4, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees, jointly and severally, to indemnify, pay and hold Lender, its participants and its assignees and their respective officers, directors, employees, agents, consultants, auditors, Persons engaged by any of them to evaluate or monitor the Collateral, affiliates and attorneys of any of them (collectively called the “Indemnities”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in any term sheet, if any, delivered by Lender, Lender’s agreement to make the Advances hereunder, the use or intended use of the proceeds of any of the Loan or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly arising from the gross negligence or willful misconduct of that Indemnitee as finally determined by a court of competent jurisdiction.

8.6             Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, or consent to any departure by Borrower therefrom or any of the terms, conditions, or provisions thereof, shall be effective unless the same shall be in writing and signed by Lender and Borrower.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

8.7             Notices.  Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile, sent by overnight courier service or sent by certified United States mail, return receipt requested and postage prepaid, and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by facsimile, on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern time or, if not, on the next succeeding Business Day, but only if the sending party shall have received a confirmation of successful transmission from the sending facsimile machine; (c) if delivered by overnight courier, two (2) Business Days after delivery to such courier properly addressed; or (d) if by certified U.S. Mail, return receipt requested, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to Borrower:	He-Man LLC
2607 Sara Ridge Lane
Katy, TX 77450
Attention: Rocky Emery
Facsimile: (310) 247-2190

With a copy to:	Freund & Brackey LLP
427 North Camden Drive
Beverly Hills, California 90210
Attention: Jonathan Freund
Facsimile: (310) 247-2190

If to Lender:	Maximilian Investors LLC
152 West 57th Street, 54th Floor
New York, New York 10019
Attention: Robert Levy
Facsimile: (212) 582-2424

With a copy to:	Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attention: Eliezer M. Helfgott, Esq.
Facsimile: (212) 885-5001

or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 8.7.

8.8             Survival of Warranties and Certain Agreements.

  (A)           All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Lender regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any breach of a representation or warranty, and shall continue in full force and effect as long as any Obligation shall remain outstanding.

  (B)           This Agreement and the other Loan Documents shall remain in full force and effect until such time as the Obligations have been indefeasibly paid and satisfied in cash, in full, at which time this Agreement shall be terminated; provided, however, that the provisions set forth in Sections 2.11(C), 8.4 and 8.5 (and any guaranty by the Guarantors of the Obligations of Borrower with respect to such Sections 2.11(C), 8.4 and 8.5) shall survive termination of this Agreement.  Notwithstanding the foregoing, this Agreement and the other Loan Documents shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender as a preference, fraudulent conveyance or otherwise, all as though such payment had not been made.

8.9            Indulgence Not Waiver.  No failure or delay on the part of Lender in the exercise of any power, right or privilege shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

8.10           Marshaling; Payments Set Aside.  Lender shall not be under any obligation to marshal any assets in favor of Borrower, any Guarantor or any other party or against or in payment of any or all of the Obligations.  To the extent that Borrower or Guarantor makes a payment or payments to Lender enforces its security interests or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies thereof, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

8.11           Entire Agreement.  This Agreement, the Note, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

8.12           Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

8.13           Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents in such or any other jurisdiction, or of such provision or obligation in any other jurisdiction.

8.14           Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.15           APPLICABLE LAW.  THIS AGREEMENT AND ALL MATTERS RELATING HERETO AND ARISING HEREFROM (WHETHER ARISING UNDER CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8.16           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that no Borrower may assign its rights or obligations hereunder.

8.17           No Fiduciary Relationship; Limitation of Liabilities.

  (A)           No Fiduciary Relationship.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty on the part of Lender to Borrower.

  (B)           Limitation of Liabilities.  Neither Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated hereby.

8.18           CONSENT TO JURISDICTION.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS SHALL BE LITIGATED IN SUCH COURTS.  BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTEs, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.  IF BORROWER PRESENTLY IS, OR IN THE FUTURE BECOMES, A NONRESIDENT OF THE STATE OF NEW YORK, BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PERSON BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PERSON, AT SUCH PERSON’S ADDRESS AS SET FORTH IN SECTION 8.7 OR AS MOST RECENTLY NOTIFIED BY SUCH PERSON IN WRITING PURSUANT TO SECTION 8.7 AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED AS AFORESAID.

8.19           WAIVER OF JURY TRIAL.  BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTEs OR THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.  BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.20           Construction.  Borrower and Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Borrower signatory hereto and Lender.

8.21           Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.  Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, or to any other Loan Document by facsimile or by email delivery of a copy of such an executed counterpart in PDF format shall be as effective as delivery of a manually executed counterpart thereof.

8.22           No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of the holder of the Equity Interests of Borrower or any other Person.

8.23           Communications by Borrower to Lender.  Nothing contained in any letter, email, written notification, financial statement or other communication, written or oral, from Borrower to Lender, shall be deemed to be binding on Lender, unless Lender acknowledges same in writing and expressly agree to be bound thereby.

8.24           Confidentiality.  For the purposes of this Section 8.24, “Confidential Information” means all financial projections and all other information delivered to Lender by or on behalf of Borrower in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature or that is clearly marked or labeled (or otherwise adequately identified) as being confidential information of Borrower, provided, that such term does not include information that (a) was publicly known or otherwise known to Lender prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by Lender or any Person acting on its behalf, (c) otherwise becomes known to Lender other than through disclosure by Borrower, or (d) constitutes financial statements delivered hereunder that are otherwise publicly available.  Lender will maintain the confidentiality of such Confidential Information in accordance with commercially reasonable procedures adopted by Lender in good faith to protect confidential information of third parties delivered to it, provided, that Lender may deliver or disclose Confidential Information to:

(i)           its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Loan);

(ii)           its financial advisors and other professional advisors who are advised and agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 8.24;

(iii)           any other Lender or other assignees and participants (including prospective assignees and participants), provided  that any such assignee or participant or prospective assignee or participant agrees to maintain the confidentiality of such information in the same manner as provided for this Section 8.24; or

(iv)           any other Person (including auditors and other regulatory officials) to which such delivery or disclosure may be necessary or appropriate (A) to comply with any applicable law, rule, regulation or order, (B) in response to any subpoena, examination, or other legal process, (C) in connection with any litigation to which Lender is a party (other than litigation commenced by or counterclaims asserted by Borrower, its successors or assigns, against Lender and litigation for the purposes of clause (D) below), or (D) if an Event of Default shall have occurred and remain outstanding, to the extent Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection or defense of the rights and remedies hereunder, under any other Loan Documents, under any applicable Law or in equity.  Each assignee and participant of Lender’s interest, by its execution and delivery of documents to evidence its assignment or participation (as the case may be), will be deemed to have agreed to be bound by, and to be entitled to the benefits of, inter alia, this Section 8.24.  [Lender shall use reasonable efforts (unless otherwise directed by subpoena, court order or rule of law) to give Borrower reasonable opportunity to legally object to any such dissemination of confidential information after written notice by Lender that it intends to disclose confidential information pursuant to clauses (A), (B) or (C) of this subsection (iv).]

(v)           nothing contained in the foregoing shall prevent or limit the ability of Lender to announce the closing of the transactions under this Agreement.

8.25           Electronic Execution of Loan Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[SIGNATURE PAGE FOLLOWS]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

LENDER:	MAXIMILIAN INVESTORS LLC

By:
Name:
Title:

BORROWER:	HE-MAN LLC

By:
Name:
Title:

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]